Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

among

JERSEY HOLDING CORPORATION,

JERSEY ACQUISITION CORPORATION

and

NESS TECHNOLOGIES, INC.

Dated as of June 10, 2011

i

ii

Section 8.13	Interpretation.	56
Section 8.14	Disclosure Schedules.	57
Section 8.15	Definitions.	57

EXHIBITS

Exhibit A – Certificate of Incorporation
Exhibit B – Bylaws

iii

AGREEMENT AND PLAN OF MERGER, dated as of June 10, 2011 (the "Agreement"), among Jersey Holding Corporation, a Delaware corporation ("Parent"), Jersey Acquisition Corporation, a Delaware corporation and a direct wholly owned subsidiary of Parent ("Merger Sub"), and Ness Technologies, Inc., a Delaware corporation (the "Company").

WHEREAS, a committee of independent directors (the "Special Committee") of the Board of Directors of the Company was formed for the purposes of, among other matters, (i) reviewing, evaluating and negotiating a strategic transaction and (ii) recommending to the full Board of Directors of the Company for its approval, what action, if any, should be taken by the Company with respect to such strategic transaction;

WHEREAS, after reviewing, evaluating and negotiating the merger of Merger Sub with and into the Company (the "Merger") upon the terms and subject to the conditions set forth in this Agreement in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), the Special Committee has unanimously determined, and the Board of Directors of the Company has unanimously, by those present, determined, that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement with Parent and Merger Sub providing for the Merger, upon the terms and subject to the conditions set forth in this Agreement, and each of the Special Committee and the Board of Directors of the Company has approved and adopted this Agreement in accordance with the DGCL, upon the terms and subject to the conditions set forth in this Agreement, and recommended its approval and adoption by the stockholders of the Company;

WHEREAS, the Board of Directors of Merger Sub has approved and adopted this Agreement and approved the Merger and the other transactions contemplated by this Agreement;

WHEREAS, the Board of Directors of Parent, and Parent, as the sole stockholder of Merger Sub, in each case, has approved and adopted this Agreement and approved the Merger and the other transactions contemplated by this Agreement; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties and agreements specified in this Agreement in connection with this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties and agreements contained in this Agreement, and intending to be legally bound hereby, Parent, Merger Sub and the Company agree as follows:

ARTICLE I

THE MERGER

Section 1.1                      The Merger.  At the Effective Time, upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the applicable provisions of the DGCL, Merger Sub shall be merged with and into the Company, whereupon the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation in the Merger (the "Surviving Corporation") and a wholly owned subsidiary of Parent.

Section 1.2                      Closing.  The closing of the Merger (the "Closing") shall take place at the offices of Ropes & Gray LLP, 1211 Avenue of the Americas, New York, New York at 9:00 a.m., local time, on a date to be specified by the parties (the "Closing Date") which shall be no later than the second business day after the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions),  or at such other place, date and time as the Company and Parent may agree in writing.

Section 1.3                      Effective Time.  On the Closing Date, immediately after the Closing, the parties shall cause the Merger to be consummated by executing and filing a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware and make all other filings or recordings required under the DGCL in connection with the Merger.  The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such later time as the parties shall agree and as shall be set forth in the Certificate of Merger (such time as the Merger becomes effective is referred to herein as the "Effective Time").

Section 1.4                      Effects of the Merger.  The effects of the Merger shall be as provided in this Agreement and in the applicable provisions of the DGCL.  Without limiting the generality of the foregoing, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation, all as provided under the DGCL and the other applicable Laws of the State of Delaware.  At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company.

Section 1.5                      Certificate of Incorporation and Bylaws of the Surviving Corporation.

(a)           The certificate of incorporation attached hereto as Exhibit A, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and the provisions of this Agreement and applicable Law, in each case consistent with the obligations set forth in Section 5.9.

(b)           The bylaws attached hereto as Exhibit B, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and the provisions of this Agreement and applicable Law, in each case consistent with the obligations set forth in Section 5.9.

Section 1.6                      Directors.  Subject to applicable Law, the directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

Section 1.7                      Officers.  The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

ARTICLE II

CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES

Section 2.1                      Effect on Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Merger Sub or the holders of any securities of the Company or Merger Sub:

(a)           Conversion of Company Common Stock.  Subject to Sections 2.1(b), 2.1(d) and 2.1(e), each issued and outstanding share of common stock, par value $0.01 per share, of the Company outstanding immediately prior to the Effective Time (such shares, collectively, "Company Common Stock," and each, a "Share"), other than any Cancelled Shares (to the extent provided for in Section 2.1(b)) and any Dissenting Shares (to the extent provided for in Section 2.1(e)), shall thereupon be converted automatically into and shall thereafter represent the right to receive $7.75 per share in cash, without any interest thereon (the "Merger Consideration").  All Shares that have been converted into the right to receive the Merger Consideration as provided in this Section 2.1 shall be automatically cancelled and shall cease to exist, and the holders of certificates which immediately prior to the Effective Time represented such Shares shall cease to have any rights with respect to such Shares other than the right to receive the Merger Consideration.

(b)           Company, Parent and Merger Sub-Owned Shares.  Each Share that is owned, directly or indirectly, by the Company, Parent or Merger Sub immediately prior to the Effective Time or held by the Company immediately prior to the Effective Time (in each case, other than any such Shares held on behalf of third parties) (the "Cancelled Shares") shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c)           Conversion of Merger Sub Common Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.  From and after the Effective Time, all certificates representing the common stock of Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(d)           Adjustments.  If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur as a result of any reclassification, recapitalization, stock split (including a reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, the Merger Consideration shall be equitably adjusted to reflect such change, provided, that nothing in this Section 2.1(d) shall be construed to permit the Company or its Subsidiaries to take any action that is prohibited by the terms of this Agreement.

(e)           Dissenting Shares.

(i)           Notwithstanding anything contained in this Agreement to the contrary, no Shares issued and outstanding immediately prior to the Effective Time, the holder of which (A) has not voted in favor of the Merger or consented thereto in writing, (B) has demanded its rights to appraisal in accordance with Section 262 of the DGCL, and (C) has not effectively withdrawn or lost its rights to appraisal (the "Dissenting Shares"), shall be converted into or represent a right to receive the Merger Consideration pursuant to Section 2.1(a).  By virtue of the Merger, all Dissenting Shares shall be cancelled and shall cease to exist and shall represent the right to receive only those rights provided under the DGCL.  From and after the Effective Time, a holder of Dissenting Shares shall not be entitled to exercise any of the voting rights or other rights of a member or equity owner of the Surviving Corporation.

(ii)          Notwithstanding the provisions of this Section 2.1(e), if any holder of Shares who demands dissenters' rights shall effectively withdraw or lose (through failure to perfect or otherwise) the right to dissent or its rights of appraisal, then, as of the later of the Effective Time and the occurrence of such event, such holder's Shares shall no longer be Dissenting Shares and shall automatically be converted into and represent only the right to receive Merger Consideration, without any interest thereon.

(iii)         The Company shall give Parent (A) prompt notice of any written demands for dissenters' rights of any Shares, withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by the Company which relate to any such demand for dissenters' rights and (B) the opportunity to participate in and direct all negotiations and proceedings with respect to demands for dissenters' rights under the DGCL.  The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for dissenters' rights or offer to settle or settle any such demands.

Section 2.2                      Exchange of Certificates.

(a)           Payment Deposit.  At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited (x) with one or more paying agents selected by Parent and reasonably acceptable to the Company (the "Paying Agent"), in trust for the benefit of holders of the Shares, cash in U.S. dollars sufficient to pay the aggregate Merger Consideration (less the amount required to be held in the Option Proceeds Account pursuant to Section 5.5(a)(v)) in exchange for all of the Shares outstanding immediately prior to the Effective Time (other than the Cancelled Shares and the Dissenting Shares), payable upon due surrender of the certificates that immediately prior to the Effective Time represented Shares ("Certificates") (or effective affidavits of loss in lieu thereof) or non-certificated Shares represented by book-entry ("Book-Entry Shares") pursuant to the provisions of this Article II  (such cash being hereinafter referred to as the "Exchange Fund") and (y) to the extent necessary, with the Surviving Corporation the Option and Stock-Based Consideration payable pursuant to Section 5.5.

(b)           Payment Procedures.

(i)           As soon as reasonably practicable after the Effective Time, (x) the Paying Agent shall mail to each holder of record of Shares whose Shares were converted into the Merger Consideration pursuant to Section 2.1, (A) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Certificates shall pass, only upon delivery of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares to the Paying Agent and shall be in such form and have such other provisions as Parent and the Company may mutually agree) and (B) instructions for use in effecting the surrender of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares in exchange for the Merger Consideration and (y) the Surviving Corporation shall pay to each holder of a Company Stock Option or a Company Stock-Based Award, a check in an amount due and payable to such holder pursuant to Section 5.5 of this Agreement in respect of such Company Stock Option or Company Stock-Based Award.

(ii)          Upon surrender of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares to the Paying Agent together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may customarily be required by the Paying Agent (including a declaration form in which the holder of record states whether the holder is a resident of Israel as defined in the Income Tax Ordinance of Israel (New Version), 1961 (the "Ordinance")) the holder of such Certificates or Book-Entry Shares shall be entitled to receive in exchange therefor a check in an amount equal to the product of (x) the number of Shares represented by such holder's properly surrendered Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares multiplied by (y) the Merger Consideration.  No interest will be paid or accrued on any amount payable upon due surrender of Certificates or Book-Entry Shares.  In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, a check for any cash to be paid upon due surrender of the Certificate may be paid to such a transferee if the Certificate formerly representing such Shares is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid or are not applicable.

(iii)         Each of Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable under this Agreement to any holder of Shares such amounts as are required to be withheld or deducted under the Internal Revenue Code of 1986 (the "Code"), the Ordinance or any provision of U.S. or Israeli state or local law, or any other applicable foreign Tax Law with respect to the making of such payment.  To the extent that amounts are so withheld or deducted, such withheld or deducted amounts shall be (i) paid over to the applicable Governmental Entity and (ii) treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding were made.

(c)           Closing of Transfer Books.  At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time.  If, after the Effective Time, Certificates are presented to the Surviving Corporation or Parent for transfer, they shall be cancelled and exchanged for a check in the proper amount pursuant to this Article II.

(d)           Termination of Exchange Fund.  Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains undistributed to the former holders of Shares for one (1) year after the Effective Time shall be delivered to the Surviving Corporation upon demand, and any former holders of Shares who have not surrendered their Shares in accordance with Section 2.2 shall thereafter look only to the Surviving Corporation for payment of their claim for the Merger Consideration, without any interest thereon, upon due surrender of their Shares.

(e)           No Liability.  Notwithstanding anything herein to the contrary, none of the Company, Parent, Merger Sub, the Surviving Corporation, the Paying Agent or any other person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(f)           Investment of Exchange Fund.  The Paying Agent shall invest all cash included in the Exchange Fund as reasonably directed by Parent; provided, however, that any investment of such cash shall be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government.  Any interest and other income resulting from such investments shall be paid to the Surviving Corporation pursuant to Section 2.2(d).

(g)           Lost Certificates.  In the case of any Certificate that has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Paying Agent, the posting by such person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate a check in the amount of the number of Shares represented by such lost, stolen or destroyed Certificate multiplied by the Merger Consideration.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as (A) set forth in the definitive disclosure schedule (in accordance with Section 8.14) delivered by the Company to Parent immediately prior to the execution of this Agreement (the "Company Disclosure Schedule") or (B) disclosed in reasonable detail in the Company SEC Documents filed since December 31, 2010 and prior to the date of this Agreement, other than disclosures in such Company SEC Documents contained in the "Risk Factors" and "Forward Looking Statements" sections thereof or any other disclosures therein which are forward-looking in nature (it being understood that any disclosure in such Company SEC Documents shall be deemed disclosed with respect to any Section of this Article III only to the extent that it is readily apparent from a reading of such disclosure that it is applicable to such Section), the Company represents and warrants to Parent and Merger Sub that the statements contained in this Article III are true and correct as of the date hereof and as of the Closing Date (or, if a specific date is indicated in any such statement, as of such specified date):

Section 3.1                      Qualification, Organization.

(a)           Each of the Company and its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, validly existing, qualified or in good standing, or to have such power or authority, has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or to prevent or materially delay or materially impair the ability of the Company to consummate the Merger and the other transactions contemplated by this Agreement.  As used in this Agreement, any reference to any facts, circumstances, events or changes having a "Company Material Adverse Effect" means such facts, circumstances, events, or changes that are materially adverse to the business assets, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole, but shall not include facts, circumstances, events or changes to the extent (a) generally affecting the industry in which the Company and its Subsidiaries operate or the economy or the financial, credit or capital markets in the United States or elsewhere in the world, including regulatory conditions or developments or changes in interest or exchange rates, so long as such facts, circumstances, events or changes do not adversely affect the Company and its Subsidiaries in a materially disproportionate manner relative to other participants in the industry in which the Company and its Subsidiaries operate, or (b) arising out of, resulting from or attributable to (i) the announcement of this Agreement, the Merger or any of the other transactions contemplated by this Agreement (including the reaction of any customers of the Company and its Subsidiaries to such announcement); provided that this clause (i) shall be disregarded to the extent “Company Material Adverse Effect” modifies or qualifies the representations and warranties in Section 3.3(b) or Section 3.3(c), (ii) any stockholder litigation arising from allegations of a breach of fiduciary duty or other violation of applicable Law relating to this Agreement or the transactions contemplated by this Agreement to the extent such breach or violation does not otherwise constitute a breach of the representations and warranties of the Company set forth in this Agreement, (iii) changes in applicable Law, GAAP or accounting standards, (iv) changes in the market price or trading volume of the Company Common Stock, (v) changes in any analyst's recommendations, any financial strength rating or any other recommendations or ratings as to the Company or its Subsidiaries (including, in and of itself, any failure to meet analyst projections), (vi) the failure, in and of itself, of the Company to meet any internal or public projections, forecasts, targets or estimates of financial or operating performance (it being understood, however, that any facts, circumstances, events or changes causing or contributing to any change or failure described in clauses (iv), (v) and (vi) may, except as otherwise provided in this definition, be taken into account in determining whether a Company Material Adverse Effect has occurred) or (vii) an outbreak or escalation of war, armed hostilities, acts of terrorism, political instability or other national or international calamity, crisis or emergency or any governmental or other response or reaction to any of the foregoing, whether in Israel or elsewhere, so long as with respect to items (iii) and (vii), such facts, circumstances, events or changes do not adversely affect the Company and its Subsidiaries in a materially disproportionate manner relative to other participants in the industry in which the Company and its Subsidiaries operate.  The Company has made available to Parent prior to the date of this Agreement a true and complete copy of the Company's and each of its Subsidiaries' amended and restated certificate of incorporation, bylaws, and other organizational documents, each as amended through the date of this Agreement.  Neither the Company nor any of its Subsidiaries is in violation in any material respect of any material provision of its organizational documents.

(b)           Subsidiaries.  Section 3.1(b) of the Company Disclosure Schedule sets forth a complete and correct list of each Subsidiary of the Company, its place of organization and address.  Except as set forth on Section 3.1(b) of the Company Disclosure Schedule, all of the outstanding shares of capital stock of, or other equity or voting interests in, each such Subsidiary (i) are owned by the Company, by one or more wholly owned Subsidiaries of the Company or by the Company and one or more wholly owned Subsidiaries of the Company (ii) have been validly issued, free of preemptive rights, (iii) are fully paid and nonassessable, and (iv) are free and clear of all Liens, including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity or voting interests, except for any Liens imposed by applicable securities Laws.  Except (A) for the capital stock of, or other equity or voting interests in, its Subsidiaries, (B) for investments constituting cash equivalents or (C) investments that are immaterial to the Company, the Company does not own, directly or indirectly, any capital stock of, or other equity or voting interests in, any entity, other than capital stock of, or other equity or voting interests in, any entity that represents less than one percent (1%) of the issued and outstanding shares of capital stock of, or other equity or voting interests in, such entity.

Section 3.2                      Capital Stock.

(a)           The authorized capital stock of the Company consists of 76,500,000 shares of Company Common Stock and 8,500,000 shares of preferred stock, par value $0.01 per share ("Company Preferred Stock").  As of close of business on June 9, 2011, (i) 38,148,992 shares of Company Common Stock were issued and outstanding, (ii) 1,827,904 shares of Company Common Stock were held in treasury, (iii) 8,745,604 shares of Company Common Stock were reserved for issuance under the equity incentive plans of the Company (the "Company Stock Plans") (including 4,627,707 shares reserved for issuance upon exercise of outstanding Company Stock Options and settlement of outstanding restricted stock units), and (iv) no shares of Company Preferred Stock were issued or outstanding.  All outstanding shares of Company Common Stock, and all shares of Company Common Stock reserved for issuance as noted in clause (iii), when issued in accordance with the respective terms thereof, are or will be duly authorized, validly issued, fully paid and non-assessable and free of pre-emptive rights.  No Subsidiary of the Company owns any Shares.

(b)           Section 3.2(b) of the Company Disclosure Schedule sets forth as of the close of business on June 7, 2011, a list of each outstanding Company equity award, stock option, restricted stock unit or phantom stock award ("Company Equity Award") granted under the Company Stock Plans and (A) the name of the holder of such Company Equity Award, (B) the number of shares subject to such outstanding Company Equity Award, (C) the exercise price, purchase price or similar pricing of such Company Equity Award, (D) the date on which such Company Equity Award was granted or issued, (E) the applicable vesting schedule, and the extent to which such Company Equity Award is vested and exercisable as of the date hereof, and (F) with respect to any Company stock options, the date on which such Company stock option expires.  All Company shares subject to issuance under the Company Stock Plans, upon issuance in accordance with the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable.

(c)           Except as set forth in subsections (a) and (b) above, as of the date of this Agreement, (i) the Company does not have any shares of its capital stock issued or outstanding, and (ii) there are no outstanding subscriptions, options, warrants, calls, convertible securities or other similar rights, agreements or commitments relating to the issuance of capital stock to which the Company or any of its Subsidiaries is a party obligating the Company or any of its Subsidiaries to (A) issue, transfer or sell any shares of capital stock or other equity interests of the Company or any Subsidiary of the Company or securities convertible into or exchangeable for such shares or equity interests, (B) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement, (C) redeem or otherwise acquire any such shares of capital stock or other equity interests, or (D) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary.  From the close of business on December 31, 2010 through the date of this Agreement, except for stock repurchases by the Company prior to March 9, 2011 disclosed in the Company SEC Documents filed prior to the date of this Agreement, there has been no reclassification, stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reorganization, recapitalization or other like change with respect to the Company Common Stock or any other capital stock of the Company.

(d)           Except for awards to acquire or receive shares of Company Common Stock under any equity incentive plan of the Company and its Subsidiaries, neither the Company nor any of its Subsidiaries has outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

(e)           There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interest of the Company or any of its Subsidiaries.

Section 3.3                      Corporate Authority Relative to This Agreement; No Violation.

(a)           The Company has all requisite corporate power and authority to enter into this Agreement and to perform its obligations under this Agreement and, subject to receipt of the Company Stockholder Approval, to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Special Committee and the Board of Directors of the Company and, except for (i) the Company Stockholder Approval, and (ii) the filing of the Certificate of Merger with the Secretary of State of Delaware, no other corporate proceedings on the part of the Company are necessary to authorize the consummation of the transactions contemplated hereby.  The Special Committee, at a meeting duly called and held, unanimously (i) determined that this Agreement, the Merger and the other transactions contemplated by this Agreement are fair to, and in the best interests of, the stockholders of the Company (other than Parent and its affiliates) and (ii) recommended to the Board of Directors of the Company that it approve and declare advisable this Agreement and the other transactions contemplated by this Agreement, including the Merger.  The Board of Directors of the Company, at a meeting duly called and held, unanimously by those present, (i) determined that this Agreement, the Merger and the other transactions contemplated by this Agreement are fair to, and in the best interests of, the stockholders of the Company, (ii) approved this Agreement, the Merger and the other transactions contemplated by this Agreement, (iii) declared this Agreement advisable, and (iv) resolved to recommend that the Company's stockholders approve and adopt this Agreement and the transactions contemplated hereby (the "Recommendation").  This Agreement has been duly and validly executed and delivered by the Company and, assuming due execution and delivery by Parent and Merger Sub, constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.

(b)           Other than in connection with or in compliance with (i) the DGCL, (ii) the Securities Exchange Act of 1934 (the "Exchange Act"), (iii) the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), (iv) the Israeli Restrictive Trade Practices Act, 1988 (the "RTPA") and (v) the approvals set forth on Section 3.3(b) of the Company Disclosure Schedule (collectively, the "Company Approvals"), and subject to the accuracy of the representations and warranties of Parent and Merger Sub in Section 4.9, no authorization, consent or approval of, or filing with, any supranational, national, state or foreign government or any administrative agency, commission or stock exchange, exercising any regulatory or other governmental or quasi-governmental authority, including the NASDAQ Global Market, the New York Stock Exchange, the Tel Aviv Stock Exchange ("TASE"), the Office of the Chief Scientist of the Israeli Ministry of Trade & Industry ("OCS"), and the Investment Center of the Israeli Ministry of Trade & Industry (the "Investment Center"), the Israeli Tax Authority (each of the foregoing, a "Governmental Entity") is required to be obtained or made by the Company in connection with the execution, delivery and performance by the Company of this Agreement or the consummation by the Company of the Merger and other transactions contemplated by this Agreement, except for such authorizations, consents, approvals or filings that, if not obtained or made, would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, or to prevent or materially delay or materially impair the ability of the Company to consummate the Merger and the other transactions contemplated by this Agreement.

(c)           The execution, delivery and performance of this Agreement by the Company, and, except as described in Section 3.3(b), the consummation of the transactions contemplated hereby, including the Merger, does not and will not (i) contravene or conflict with, or result in any violation, breach or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, instrument, permit, concession, franchise, right or license binding upon the Company or any of its Subsidiaries or result in the creation of any liens, claims, mortgages, encumbrances, pledges, security interests, equities or charges of any kind (each, a "Lien"), other than any such Lien (A) for Taxes or governmental assessments, charges or claims of payment not yet due, being contested in good faith or for which adequate accruals or reserves have been established, (B) which is a carriers', warehousemen's, mechanics', materialmen's, repairmen's or other similar lien arising in the ordinary course of business, (C) which is disclosed on the most recent consolidated balance sheet of the Company or notes thereto or securing liabilities reflected on such balance sheet or (D) which is a negative pledge covenant incurred in the ordinary course of business since the date of the most recent consolidated balance sheet of the Company (each of the foregoing, a "Permitted Lien"), upon any of the properties or assets of the Company or any of its Subsidiaries, (ii) conflict with or result in any violation of any provision of the certificate of incorporation or bylaws or other equivalent organizational document, in each case as amended, of the Company or any of its Subsidiaries or (iii) conflict with or violate any applicable Laws, other than, in the case of clauses (i) and (iii), any such violation, conflict, default, termination, cancellation, acceleration, right, loss or Lien that has not and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d)           The Company has received the waivers and consents attached to Section 3.3(d) of the Company Disclosure Schedule (the "Debt Consents").  The Debt Consents and the Subject Arrangements (as defined in the Debt Consents) are in full force and effect and have not been withdrawn or terminated or otherwise amended or modified in any material respect without the prior written consent of Parent (provided that the Company may, without such consent, refinance, amend or modify any Subject Arrangement that matures prior to Closing in a manner consistent with the condition set forth in Section 6.3(c)(i)) and neither the Company nor any of its Subsidiaries is in default or material breach (and would not be in default or material breach with or without the lapse of time or both) of any of the terms or conditions set forth in the Debt Consents or the Subject Arrangements.

(e)           Takeover Statutes.  The Board of Directors of the Company has taken all actions so that the restrictions contained in Section 203 of the DGCL applicable to a "business combination" (as defined in such Section 203) will not apply to the execution, delivery or performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby.  To the knowledge of the Company, no other state or foreign takeover statutes apply to this Agreement, the Merger or any of the other transactions contemplated by this Agreement.

Section 3.4                      Reports and Financial Statements.

(a)           The Company has timely filed or furnished all forms, documents and reports required to be filed or furnished prior to the date of this Agreement by it with the Securities and Exchange Commission (the "SEC") since December 31, 2009 (the "Company SEC Documents"), the Israeli Securities Authority ("ISA") and TASE since December 31, 2009  (collectively, the "Company Foreign Filings").  The Company has made available to Parent (including through the electronic data gathering, analysis and retrieval database of the SEC) all such Company SEC Documents and Company Foreign Filings that it has so filed or furnished prior to the date hereof”.  As of their respective dates, or, if amended, as of the date of the last such amendment, the Company SEC Documents and the Company Foreign Filings complied in all material respects with the requirements of the Securities Act of 1933 and the Exchange Act, and any applicable Israeli Laws, as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Company SEC Documents, or Company Foreign Filings, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  None of the Company’s Subsidiaries is required to file or furnish any forms, reports or other documents with the SEC, ISA or with any other similar foreign securities authority.

(b)           The consolidated financial statements (including all related notes and schedules) of the Company included in the Company SEC Documents fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto) in conformity with United States generally accepted accounting principles ("GAAP") (except, in the case of the unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).

(c)           Internal Controls and Procedures.  The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act.  These disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company's management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act").  The Company's management has completed an assessment of the effectiveness of the Company's internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2010, and such assessment concluded that such controls were effective.

(d)           No Undisclosed Liabilities.  Except (a) as reflected or reserved against in the Company's consolidated balance sheets (or the notes thereto) included in the Company SEC Documents, (b) permitted or contemplated by this Agreement, (c) for liabilities and obligations incurred in the ordinary course of business since December 31, 2010 and (d) liabilities or obligations which have been discharged or paid in full in the ordinary course of business, neither the Company nor any Subsidiary of the Company has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, and whether or not required by GAAP to be reflected on a consolidated balance sheet of the Company and its Subsidiaries (or in the notes thereto), other than those which have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.5                      Compliance with Law; Permits.

(a)           The Company and each of its Subsidiaries are and, since January 1, 2010, have been in compliance with and are not in default under or in violation of any applicable federal, state, local or foreign law, statute, ordinance, rule, regulation, judgment, order, injunction, award, decree, stipulation, or agency requirement of any Governmental Entity (collectively, "Laws" and each, a "Law"), except where such non-compliance, default or violation has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.  Notwithstanding anything contained in this Section 3.5(a), no representation or warranty shall be deemed to be made in this Section 3.5(a) in respect of Environmental Laws or Tax, employee benefits or labor Law matters.

(b)           The Company and each of its Subsidiaries are in possession of all grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for the Company and its Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the "Company Permits"), except where the failure to have any of the Company Permits has not been and would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.  All Company Permits are in full force and effect, except where the failure to be in full force and effect has not been and would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.  Neither the Company nor any of its Subsidiaries has received written notice from any Governmental Entity with respect to any violation of, suspension, reconsideration, imposition of penalties or fines, default or event giving rise to termination under any Company Permit, except where such violations, suspensions, reconsiderations, penalties, fines, defaults and terminations, individually or in the aggregate, have not been and would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(c)           None of the Company, any of its Subsidiaries, any of their respective officers or directors, or, to the knowledge of the Company, any of the Company's affiliates (i) appears on the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control of the United States Department of the Treasury ("OFAC") or on any other similar list maintained by OFAC pursuant to any authorizing statute, executive order or regulation; (ii) is otherwise a party with whom, or has its principal place of business or the majority of its business operations (measured by revenues) located in a country in which, transactions are prohibited by (A) United States Executive Order 13224, Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism; (B) the United States Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001; (C) the United States Trading with the Enemy Act of 1917, as amended; (D) the United States International Emergency Economic Powers Act of 1977, as amended, (E) Israel's Trading with the Enemy Act of 1939, as amended,  (F) the foreign asset control regulations of the United States Department of the Treasury, or (G) any equivalent foreign Laws or rules applicable to the Company or any of its Subsidiaries; (iii) has been convicted of or charged with a felony relating to money laundering; or (iv) is under investigation by any Governmental Entity for money laundering.

Section 3.6                      Environmental Laws and Regulations.

(a)           Except as have not and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i)  the Company and its Subsidiaries have conducted their respective businesses in compliance with all applicable Environmental Laws, (ii) since December 31, 2010, neither the Company nor any of its Subsidiaries has received any notices, demand letters or requests for information from any federal, state, local or foreign Governmental Entity indicating that the Company or any of its Subsidiaries may be in violation of, or liable under, any Environmental Law in connection with the ownership or operation of its businesses, (iii) to the knowledge of the Company, no Hazardous Substance has been disposed of, released or transported in violation of any applicable Environmental Law, or in a manner giving rise to any liability under Environmental Law, from any properties leased by the Company or any of its Subsidiaries as a result of any activity of the Company or any of its Subsidiaries during the time such properties were leased by the Company or any of its Subsidiaries and (iv) neither the Company, its Subsidiaries nor any of their respective properties are subject to any liabilities relating to any suit, settlement, court order, administrative order, regulatory requirement, judgment or written claim asserted or arising under any Environmental Law.  It is agreed and understood that no representation or warranty is made in respect of environmental matters in any Section of this Agreement other than this Section 3.6.

(b)           As used herein, "Environmental Law" means any Law relating to (x) the protection, preservation or restoration of the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (y) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances, in each case as in effect at the date of this Agreement.

(c)           As used herein, "Hazardous Substance" means any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive, or dangerous, or otherwise regulated, under any Environmental Law.  Hazardous Substance includes any substance to which exposure is regulated by any Governmental Entity or any Environmental Law including any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance or petroleum or any derivative or byproduct thereof, radon, radioactive material, asbestos, or asbestos containing material, urea formaldehyde, foam insulation or polychlorinated biphenyls.

Section 3.7                      Employee Benefit Plans.

(a)           Section 3.7(a) of the Company Disclosure Schedule sets forth a true and complete list of each material employee or director benefit plan, arrangement or agreement, whether or not written, including without limitation any employee welfare benefit plan within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974 (together with the regulations and guidance promulgated thereunder, "ERISA"), any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, retention, employment, change of control or fringe benefit plan, program or agreement (the "Company Benefit Plans") that is or has been sponsored, maintained or contributed to by the Company or any of its Subsidiaries.  This shall include, in Israel, manager’s insurance or other provident or pension funds which are not government-mandated but were set up to provide for the legal obligation of the Company or its Subsidiaries to pay statutory severance pay (Pitzuyay Piturim) under the Severance Pay Law 5723-1963 (the “Severance Pay Law”) or contribute to employee’s pension funds under the  Extension Order for Comprehensive Pension Insurance in the Economy Pursuant to the Collective Agreements Act, (5717 – 1957) (the “Pension Law”).

(b)           The Company has made available to Parent true and complete copies of each of the Company Benefit Plans and certain related documents, including, but not limited to, (i) each writing constituting a part of such Company Benefit Plan, including all amendments thereto; (ii) the three most recent Annual Reports (Form 5500 Series) and accompanying schedules, if any; and (iii) the most recent determination letter from the IRS (if applicable) for such Company Benefit Plan.

(c)           Except as have not and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:  (i)  each of the Company Benefit Plans has been established, maintained and administered in all material respects with its terms and conditions and with the requirements prescribed by any and all applicable Laws, including, but not limited to, ERISA, the Code and in each case the regulations thereunder; (ii) each of the Company Benefit Plans intended to be "qualified" within the meaning of Section 401(a) of the Code is so qualified, and there are no existing circumstances or any events that have occurred that would reasonably be expected to adversely affect the qualified status of any such plan; (iii) no Company Benefit Plan is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code; (iv) no Company Benefit Plan provides benefits, including, without limitation, death or medical benefits (whether or not insured), with respect to current or former employees or directors of the Company or its Subsidiaries beyond their retirement or other termination of service, other than (A) coverage mandated by applicable Law or (B) death benefits or retirement benefits under any "employee pension plan" (as such term is defined in Section 3(2) of ERISA); (v) no liability under Title IV of ERISA has been incurred by the Company, its Subsidiaries or any ERISA Affiliate of the Company that has not been satisfied in full, and no condition exists that presents a risk to the Company, its Subsidiaries or any ERISA Affiliate of the Company of incurring a liability thereunder; (vi) no Company Benefit Plan is a "multiemployer pension plan" (as such term is defined in Section 3(37) of ERISA) or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA; (vii) all contributions or other amounts payable by the Company or its Subsidiaries as of the date of this Agreement with respect to each Company Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP; (viii) neither the Company nor its Subsidiaries has engaged in a transaction in connection with which the Company or its Subsidiaries reasonably could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a material tax imposed pursuant to Section 4975 or 4976 of the Code; (ix) no Company Benefit Plan has unfunded liabilities, that as of the Effective Time, will not be offset by insurance or fully accrued; and (x) there are no pending, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Company Benefit Plans or any trusts related thereto which would reasonably be expected to result in any liability of the Company or any of its Subsidiaries.  "ERISA Affiliate" means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same "controlled group" as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

(d)           Except as set forth on Section 3.7(d) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event) will (i) result in any material payment (including, without limitation, severance, unemployment compensation, "gross-up," forgiveness of indebtedness, indemnity with respect to any "parachute payment" or otherwise) becoming due to any director or any employee of the Company or any of its Subsidiaries (including any Israeli Employee) from the Company or any of its Subsidiaries under any Company Benefit Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Company Benefit Plan, including Company Share Option and Company SAR, (iii) result in any acceleration of the time of payment or vesting of any such benefits, (iv) require the funding of any such benefits or (v) limit the ability to amend or terminate any Company Benefit Plan or related trust.

Section 3.8                      Absence of Certain Changes or Events.

(a)           Except as set forth on Section 3.8(a) of the Company Disclosure Schedule, (i) from December 31, 2010 through the date of this Agreement, (A) the businesses of the Company and its Subsidiaries have been conducted, in all material respects, in the ordinary course of business consistent with past practice and (B) there has not been any event, development or state of circumstances that has had, or that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and (ii) from March 31, 2011 through the date of this Agreement, no action or event has occurred that would have required consent of Parent under Section 5.1 of this Agreement had such action or event occurred after the date of this Agreement.

(b)           Since the date of this Agreement, there has not been any event, development or state of circumstances that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.9                      Investigations; Litigation.  Except as set forth on Section 3.9 of the Company Disclosure Schedule, as of the date of this Agreement, (a) there is no investigation or review pending (or, to the knowledge of the Company, threatened) by any Governmental Entity with respect to the Company or any of its Subsidiaries, and (b) there are no actions, suits, inquiries, investigations or proceedings pending (or, to the knowledge of the Company, threatened) against or affecting the Company or any of its Subsidiaries, or any of their respective properties at law or in equity before, and there are no orders, judgments or decrees of, or before, any Governmental Entity, in each case of clause (a) or (b), which are or would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

Section 3.10                      Proxy Statement; Other Information.  None of the information provided by the Company to be included in the Proxy Statement will (a) at the time of the mailing of the Proxy Statement or any amendments or supplements thereto and (b) at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  The Proxy Statement, as to information supplied by the Company, will comply as to form in all material respects with the provisions of the Exchange Act.  The letter to stockholders, notice of meeting, proxy statement, forms of proxy to be distributed to stockholders in connection with the Merger and, if required or deemed advisable by Parent, to be filed under the Exchange Act, Schedule 13E-3 to be filed by the Company with the SEC are collectively referred to herein as the "Proxy Statement."  Notwithstanding the foregoing, the Company makes no representation or warranty with respect to the information supplied by Parent or Merger Sub or any of their respective Representatives that is contained or incorporated by reference in the Proxy Statement.

Section 3.11                   Tax Matters.

(a)           Except as set forth on Section 3.11(a) of the Company Disclosure Schedule:

(i)           the Company and each of its Subsidiaries have prepared and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by any of them and all such filed Tax Returns are complete and accurate;

(ii)           the Company and each of its Subsidiaries have paid all material Taxes that are required to be paid by any of them;

(iii)         as of the date of this Agreement, except as set forth on Section 3.11(a)(iii) of the Company Disclosure Schedule, there are not pending or, to the knowledge of the Company, threatened, any audits, examinations, investigations or other proceedings in respect of material Taxes (except with respect to matters contested in good faith or for which adequate reserves have been established in accordance with GAAP);

(iv)         the Company has not been a "controlled corporation" or a "distributing corporation" for purposes of Section 355 of the Code in any distribution occurring during the two-year period ending on the date of this Agreement;

(v)          the Company and each of its Subsidiaries have withheld all material Taxes required to have been withheld for all periods for which the statute of limitations has not expired, and have complied with all material reporting requirements in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or any other party in accordance with applicable Laws;

(vi)         there is no written agreement in effect to extend the period of limitations for the assessment or collection of any material Tax for which the Company or any of its Subsidiaries may be liable;

(vii)        the Company and its Subsidiaries have no liability for any material Tax or any material portion of a Tax (or any amount calculated with reference to any material portion of a Tax) of any Person other than the Company or its Subsidiaries, including under United States Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as transferee or successor or by contract (other than pursuant to customary commercial contracts not primarily related to Taxes);

(viii)       no claim has ever been made by any authority in a jurisdiction where neither the Company nor its Subsidiaries file Tax Returns that the Company or its Subsidiaries are or may be subject to taxation by that jurisdiction;

(ix)          the transactions contemplated by this Agreement will not result in the payment or series of payments by the Company or any Subsidiary to any person of an "excess parachute payment" within the meaning of section 280G of the Code of 1986, or any other compensation payment which is not deductible for federal income tax purposes under the Code;

(x)           there are no Liens with respect to any material Taxes upon any of the assets and properties of the Company or its Subsidiaries;

(xi)          neither the Company nor any of its Subsidiaries has agreed to or is required to make any adjustments pursuant to section 481(a) of the Code or any similar provision of state, local, or foreign Law by reason of a change in accounting method initiated by it or any other relevant party and the Company has no knowledge of any Governmental Entity proposing any such adjustment or change in accounting method, nor does the Company or any its Subsidiaries have any application pending with any Governmental Entity requesting permission for any changes in accounting methods that relate to the business or assets of the Company or any its Subsidiaries; and

(xii)         neither the Company nor any of its Subsidiaries has participated or engaged in transactions that constitute "reportable transactions" as such term is defined in United States Treasury Regulation Section 1.6011-4(b)(1) (other than such transactions that have been properly reported or are not yet required to have been reported), or transactions that constitute "listed transactions" as such term is defined in United States Treasury Regulation Section 1.6011-4(b)(2).

(b)           Section 3.11(b) of the Company Disclosure Schedule contains a complete and accurate list of each jurisdiction in which the Company or any of its Subsidiaries benefits from (A) exemptions from taxation, Tax holidays, reduction in Tax rate or similar Tax reliefs and (B) other financial grants, subsidies or similar incentives granted by a Governmental Entity, whether or not relating to Taxes (together with the Tax incentives described in subclause (A), the "Incentives") and describes the details of such Incentives.  The Company and its Subsidiaries are in full compliance with all terms and conditions of any agreement or order relating to such Incentives in such jurisdictions where such Incentives are available, and have received no written notice from any Governmental Entity claiming that such Incentives were not, or will not in the future, be available.

(c)           As used in this Agreement, (i) "Taxes" means any and all domestic or foreign, federal, state, local or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity, including taxes on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, unemployment, social security, workers' compensation or net worth, and taxes in the nature of excise, withholding, ad valorem or value added, and (ii) "Tax Return" means any return, report or similar filing (including the attached schedules) required to be filed with respect to Taxes, including any information return or declaration of estimated Taxes.  It is agreed and understood that no representation or warranty is made in respect of Tax matters in any Section of this Agreement other than this Section 3.11.

Section 3.12                   Labor Matters.

(a)           Except as set forth on Section 3.12(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union, works council or other labor organization, and to the knowledge of the Company, there are no formal activities, legal actions, election petitions, card check signing or union activities or union corporate campaigns of or by any labor union, trade union or other labor organization to organize any Company Employees.  Neither the Company nor any of its Subsidiaries, have been since December 31, 2009, and are not, subject to a dispute, strike or work stoppage except as have not and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  To the knowledge of the Company, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of the Company or any of its Subsidiaries. There are no legal actions, claims, complaints, labor disputes or grievances pending, or, to the knowledge of the Company, threatened relating to any labor, safety or discrimination matters involving any Company Employee, including charges of unfair labor practices or objectionable conduct under applicable labor Laws or discrimination complaints, except for any of the foregoing which have not and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)           The Company and each of its Subsidiaries is in compliance in all material respects with all Laws relating to labor and employment, including but not limited to Laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, bonuses, pensions immigration, workers compensation, the WARN Act, working conditions, employee scheduling, occupational safety and health, family and medical leave,  employee terminations, and, with respect to Company Employees who reside or work in Israel ("Israeli Employees"), The Prior Notice to the Employee Law 2002, The Notice to Employee (Terms of Employment) Law 2002, the Prevention of Sexual Harassment Law (5758-1998), the Extension Order for Comprehensive Pension Insurance in the Economy Pursuant to the Collective Agreements Act, (5717 – 1957) and the Employment by Human Resource Contractors Law 1996, except where the failure to comply therewith has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c)           Except as set forth on Section 3.12(c) of the Company Disclosure Schedule, (i) neither the Company nor any its Subsidiaries has or is subject to any extension order (tzavei harchava) or any contract or arrangement with respect to employment or termination thereof; (ii) all of the Israeli Employees are subject to the termination notice provisions included in their employment agreements or applicable Law; (iii) the Company's or the applicable Subsidiary of the Company's actual or contingent obligations to provide statutory severance pay to its Israeli Employees pursuant to the Severance Pay Law have been satisfied or have been fully funded by contributions to appropriate insurance funds or accrued on the Company's financial statements; (iv) neither the Company nor any of its Subsidiaries has engaged any employees whose employment would require special approvals; and (v) there are no unwritten Company policies or customs which, by extension, could entitle Israeli Employees to benefits in addition to what they are entitled to by Law.  "Israeli Employee" shall be construed to include consultants, sales agents and other independent contractors who are deemed to be employees for purposes of Israeli labor Laws.  Except as set forth on Section 3.12(c) of the Company Disclosure Schedule, all of the Israeli Employees’ employment agreements are terminable by the Company upon 90 days prior written notice or less.

Section 3.13                   Intellectual Property.

(a)           Section 3.13(a) of the Company Disclosure Schedule lists all Intellectual Property owned by or under obligations of assignment to the Company or any Subsidiary of the Company that is registered with or filed with any Governmental Authority, including a list of all dates and jurisdictions in which such Intellectual Property is registered or applied for, all application or registration numbers, and the identity of the current applicant or registered owner.  The Company has sole ownership of all such Intellectual Property, free and clear of any Liens.  Except as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each Subsidiary of the Company owns, or is licensed or otherwise possesses legally enforceable rights to use, all  trademarks, trade names, service marks, service names, mark registrations, logos, assumed names, domain names, registered and unregistered copyrights, computer software, firmware, middleware,  Trade Secrets, patents or applications and registrations and any other intellectual property or proprietary rights throughout the world (collectively, the "Intellectual Property") used in their respective businesses as currently. Except as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) as of the date of this Agreement, there are no pending or, to the knowledge of the Company, threatened claims by any person alleging infringement, misappropriation or violation of such person's Intellectual Property by the Company or any of its Subsidiaries, nor alleging ownership of or rights to any Intellectual Property of the Company or any of its Subsidiaries, (b) the conduct of the business of the Company and its Subsidiaries does not infringe, misappropriate or violate any Intellectual Property rights of any person, (c) as of the date of this Agreement, neither the Company nor any of its Subsidiaries has made any claim of a violation, misappropriation or infringement by others of its rights to or in connection with the Intellectual Property of the Company or any of its Subsidiaries, (d) to the knowledge of the Company, no person is infringing any Intellectual Property of the Company or any of its Subsidiaries, (e) the consummation of the transactions contemplated by this Agreement will not alter, encumber, impair or extinguish, any Intellectual Property right of the Company or any of its Subsidiaries or Parent or impair the right of Parent to develop, use, sell, license or dispose of, or to bring any action for the infringement of, nor trigger the grant of rights to, any Intellectual Property right of the Company or any of its Subsidiaries or of the Parent, (f) the Company and its Subsidiaries have taken reasonable steps to maintain the confidentiality of all Trade Secrets owned, used or held for use by the Company or any of its Subsidiaries, (g) the IT Assets operate and perform in a manner that permits the Company and its Subsidiaries to conduct their respective businesses as currently conducted and to the knowledge of the Company, no person has gained unauthorized access to the IT Assets, and (h) the Company and its Subsidiaries have implemented reasonable backup and disaster recovery technology.  As used herein, "Trade Secrets" means trade secrets and proprietary and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person, and "IT Assets" means computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines and all other information technology equipment, and all associated documentation owned by the Company or its Subsidiaries or licensed or leased by the Company or its Subsidiaries pursuant to written agreement (excluding any public networks).

(b)           All former and current employees, consultants and contractors of the Company and its Subsidiaries who contribute or have contributed to the creation or development of any of the Intellectual Property of Company or its Subsidiaries have executed written agreements that assign to the Company or such Subsidiary all rights, title and interest thereto, except where failure to execute such written agreement has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  To the knowledge of the Company, no such employee, consultant or contractor has alleged any ownership or rights in, or entitlement for compensation relating to, any Intellectual Property used by Company.

(c)           The Company's and each of its Subsidiaries' collection, storage, use and dissemination of personal customer information and other personally identifiable information in connection with the conduct of their businesses has been in accordance with all applicable Laws relating to privacy or data protection with regard to personally identifiable information that are binding on the Company or any Subsidiary thereof, all applicable privacy policies adopted by the Company or any Subsidiary thereof, and in accordance with all terms of use or other contractual obligations relating to privacy or protection of personally identifiable information, except where the failure to be in compliance with any such Law, terms of use or other contractual obligations or to abide by any such policy has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  With respect to personal customer information and other personally identifiable information, the Company and each of its Subsidiaries has reasonable security and data protections in place, consistent with general industry practices, and there has been no material breach thereof or loss of such information except as has not and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.14                   Real Property.

(a)           Neither the Company nor any of its Subsidiaries owns any real property.

(b)           Section 3.14(b) of the Company Disclosure Schedule sets forth a complete and accurate list as of the date of this Agreement of each material real property lease, sublease or license to or by the Company or any of its Subsidiaries, whether as sublandlord, tenant or subtenant, (collectively "Company Leases").  Except as has not and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each of its Subsidiaries (i) has good leasehold title to the Company Leases free and clear of any Liens other than Permitted Liens, (ii) all Company Leases are valid and in full force and effect, and (iii) neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any third party, has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both would constitute a default under the provisions of, any Company Lease.  Neither the Company nor any of its Subsidiaries has entered into with any other person (other than another wholly-owned Subsidiary of the Company) any sublease, license or other agreement that is material to the Company and its Subsidiaries, taken as a whole, and that relates to the use or occupancy of all or any portion of the Company Leases.  The Company has made available to Parent correct and complete copies of all material Company Leases (including all material modifications, amendments, supplements, waivers and side letters thereto) prior to the date of this Agreement.

Section 3.15                   Opinion of Financial Advisors.  The Special Committee and the Board of Directors of the Company have received separate opinions from Jefferies & Company, Inc. and Bank of America Merrill Lynch substantially to the effect that, as of the date of such opinions and subject to the various limitations and assumptions contained therein, the Merger Consideration to be received by the holders of the Company Common Stock (other than Parent, Merger Sub and their respective affiliates) is fair, from a financial point of view, to such holders.  Promptly following receipt of such opinions, the Company will provide, solely for informational purposes, written copies of such opinions to Parent.

Section 3.16                   Required Vote of the Company Stockholders.  Subject to the accuracy of the representations and warranties of Parent and Merger Sub in Section 4.9, the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock on the record date of the Company Meeting, voting together as a single class, is the only vote of holders of securities of the Company which is required to approve this Agreement and the Merger (the "Company Stockholder Approval").

Section 3.17                   Material Contracts.

(a)           Except for this Agreement or the Company Benefit Plans, Section 3.17(a) of the Company Disclosure Schedule sets forth a list of all Company Material Contracts as of the date of this Agreement.  The Company has made available a complete and correct copy of each Company Material Contract set forth in Section 3.17(a) of the Company Disclosure Schedule to Parent prior to the date of this Agreement.  For purposes of this Agreement, "Company Material Contract" means each contract, agreement, obligation, commitment, arrangement, understanding, instrument, permit, lease or license ("Contract") to which the Company or any of its Subsidiaries is a party or by which the Company, any of its Subsidiaries or any of their respective properties or assets is bound:

(i)           that is required to be filed by the Company as a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(ii)          any employment or consulting Contract (in each case with respect to which the Company has continuing obligations as of the date hereof) with (x) any current or former executive officer of the Company or member of the Company Board, (y) one of the ten (10) most highly compensated employees of the Company or its Subsidiaries, or (z) any of the fifty (50) most highly compensated employees of the Company or its Subsidiaries, other than, in the case of clause (z), any such Contract that is on terms and conditions consistent with the Company’s standard terms and conditions for an employee in the relevant jurisdiction;

(iii)         in connection with which or pursuant to which the Company or its Subsidiaries provide services to any of the top twenty (20) customers of the Company for the fiscal year ended December 31, 2010 (determined on the basis of aggregate revenues recognized by the Company and its Subsidiaries during such fiscal year) (each, a "Major Customer");

(iv)         in connection with which or pursuant to which the Company and its Subsidiaries will spend or receive (or are expected to spend or receive), in the aggregate, more than $5,000,000 during the current fiscal year or during the next fiscal year;

(v)          any Contract providing for indemnification, damages, including liquidated damages, or any guaranty by the Company or any Subsidiary thereof, including any performance guarantees or milestones, in each case that is material to the Company and its Subsidiaries, taken as a whole;

(vi)         any Contract that constitutes a joint venture, joint development, partnership, limited liability company or other similar agreement or arrangement, relate to the formation, creation, operation, management or control of any partnership or joint venture, unless immaterial to the Company and its Subsidiaries, taken as a whole;

(vii)        (A) that involves the acquisition from another person or disposition to another person, directly or indirectly (by merger, license or otherwise), of assets or capital stock or other equity interests of another person and contains representations, warranties, covenants, indemnities or other obligations (including indemnification, "earn-out" or other contingent obligations), that are still in effect, other than acquisitions or dispositions of inventory, properties and other assets in the ordinary course of business or (B) pursuant to which the Company or any of its Subsidiaries will acquire after the date of this Agreement any material ownership interest in any other person or other business enterprise other than the Company's Subsidiaries;

(viii)       that prohibits the payment of dividends or distributions in respect of the capital stock of the Company or any of its wholly owned Subsidiaries, prohibits the pledging of the capital stock of the Company or any wholly owned Subsidiary of the Company or prohibits the issuance of any guaranty by the Company or any wholly owned Subsidiary of the Company;

(ix)          that is a license agreement pursuant to which the Company or any of its Subsidiaries licenses its Intellectual Property or licenses out Intellectual Property (other than nonexclusive Contracts (A) that license in off-the-shelf, commercially available software on non-negotiated terms for a one-time license fee that was less than $1,000,000 or (B) that includes a non-exclusive license out of certain Intellectual Property to customers entered into in the ordinary course of business);

(x)           that contains provisions (A) that prohibit the Company or any of its Subsidiaries or any person that controls, or is under common control with, the Company from competing in any material line of business or grants a right of exclusivity to any person which prevents the Company or a Subsidiary from entering any territory, market or field or freely engaging in business anywhere in the world or (B) that grant to any person a most favored nation or similar right against the Company, except, in the case of clause (B), Contracts that are not material;

(xi)          (A) any mortgages, notes, bonds, indentures, undertakings, guarantees, loans or credit agreements, security agreements, letters of credit or capitalized leases, in each case, whether as borrower or lender, having an outstanding principal amount in excess of $750,000 other than (1) accounts receivables and payables and (2) loans to direct or indirect wholly-owned Subsidiaries of the Company (other than loans made to non-wholly-owned Subsidiaries) in the ordinary course of business in accordance with the Company's cash management system, or (B) any performance bonds or note guaranties;

(xii)         that is a Company Lease; and

(xiii)        that relates to any material settlement.

(b)           Neither the Company nor any Subsidiary of the Company is in breach of or default under the terms of any Company Material Contract, except where such breach or default has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  To the knowledge of the Company, no other party to any Company Material Contract is in breach of, or default, under the terms of any Company Material Contract, except where such breach or default has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  Each Company Material Contract is a valid and binding obligation of the Company or the Subsidiary of the Company which is party thereto and, to the knowledge of the Company, of each other party thereto, and is in full force and effect, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors' rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(c)           Except as set forth on Section 3.17(c) of the Company Disclosure Schedule, since December 31, 2010, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no Major Customer has (i) terminated or required any amendment materially adverse to the Company or any of its Subsidiaries to any of their respective material contracts with the Company or applicable Subsidiary, or otherwise altered in writing, or, to the knowledge of the Company, delivered written notice of an intention to adversely alter, its relationship with the Company or its Subsidiaries in any material respect or (ii) failed to extend or renew any such material contract to the extent such material contract was expressly extendable or renewable by its terms or the terms of such material contract otherwise expressly contemplated an extension or renewal thereof.

(d)           Since December 31, 2008, neither Company nor any of its Subsidiaries nor, to the knowledge of the Company, any of their respective officers or directors or principals (as defined in FAR 52.209-5) has been debarred or suspended from doing business with any Governmental Entity, nor has the Company received written notice that any such suspension or debarment action has been proposed.  Since December 31, 2008, no show cause notices, notices of termination for default or cure notices have been issued by any Governmental Entity against the Company or any of its Subsidiaries, except as to any such cure notices, those with respect to which cure has been made in the ordinary course of business.  Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any of their respective officers or directors or principals (as defined in FAR 52.209-5) is currently and has not been in the past three years, convicted or under criminal indictment or had a civil judgment rendered against them with respect to any alleged irregularity, misstatement or omission arising under or in any way relating to any Contract with any Governmental Entity.  Neither the Company nor any of its Subsidiaries since December 31, 2008 has (i) made any voluntary disclosure regarding material non-compliance relating to any material Contract with a Governmental Entity that remains unresolved in any material respect or (ii) ever been denied a security clearance necessary to perform any Contract with any Governmental Entity unless such clearance has later been granted.  To the knowledge of the Company, since December 31, 2008, neither the Company nor any of its Subsidiaries, nor any of their officers, directors, or employees, has been in material violation of any requirements of the National Industrial Security Program Operating Manual or any requirements to adequately safeguard classified information that are required by the facility security clearances of the Company or any of its Subsidiaries or the individual security clearances of the officers, directors, or employees of the Company or any of its Subsidiaries.

(e)           Except as set forth on Section 3.17(e) of the Company Disclosure Schedule, to the knowledge of the Company, with respect to any material Contract with any Governmental Entity, or with any prime contractor or subcontractor of a Governmental Entity: (i) no material amount of money due the Company or any of its Subsidiaries is being withheld or offset; (ii) no claim or action for relief or dispute proceeding is pending against the Company or any of its Subsidiaries; (iii) no material customer complaint that remains unresolved (as determined in the Company's reasonable discretion) has been received by the Company or any of its Subsidiaries; (iv) other than routine cost or pricing audits, neither the Company nor any of its Subsidiaries is being audited by any Governmental Entity; and (v) neither the Company nor any of its Subsidiaries, nor any of their respective officers or directors is under administrative, civil, or criminal investigation by any Governmental Entity.

Section 3.18                   No Unlawful Payments.  Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any director, officer, executive, agent, representative, employee or other person associated with or acting on behalf of the Company or any of its Subsidiaries has (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977, or any equivalent foreign Law; (iv) established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties, or (v) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

Section 3.19                   Finders or Brokers.  Except for Jefferies & Company, Inc. and Bank of America Merrill Lynch, neither the Company nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who is entitled to any fee or any commission in connection with or upon consummation of the Merger.  The Company has made available a complete and correct copy of each Contract relating to the arrangements with Jefferies & Company, Inc. and Bank of America Merrill Lynch to Parent prior to the date of this Agreement.

Section 3.20                    Affiliate Transactions.  There are no Contracts or arrangements under which the Company has any existing or future material liabilities or obligations between the Company or any of its Subsidiaries, on the one hand, and, on the other hand, any (a) present officer or director of either the Company or any of its Subsidiaries or any person that has served as such an officer or director within the past six years or any of such officer's or director's immediate family members, (b) record or beneficial owner of more than 5% of the shares of Company Common Stock as of the date hereof, other than with Parent or its affiliates, or (c) to the Company's knowledge, any Affiliate or associate of any such officer, director or owner (other than the Company or any of its Subsidiaries), in each case that is of a type that would be required to be disclosed in the Company SEC Documents pursuant Item 404 of Regulation S-K that has not been so disclosed (each, an "Affiliate Transaction").

Section 3.21                   Insurance.   The Company and each of its Subsidiaries maintain insurance policies that, to the knowledge of the Company, are upon terms that are reasonable for the businesses, operations, and properties conducted, owned or operated by the Company and its Subsidiaries.  Except as set forth on Section 3.21 of the Company Disclosure Schedule, as of the date hereof, there is no claim by the Company or any of its Subsidiaries that is material to the Company and its Subsidiaries, taken as a whole, that is pending under any of the insurance policies as to which coverage has been denied or disputed in writing by the underwriters of such insurance policies, other than any claims with respect to which any such denial or dispute was subsequently resolved by mutual agreement between the Company or a Subsidiary and the relevant insurer.  To the knowledge of the Company, all insurance policies referred to in this Section 3.21 are valid and binding in accordance with their terms, except to the extent such enforceability may be limited by the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar Law affecting creditors' rights generally and general principles of equity or public policy (regardless of whether such enforceability is considered in a proceeding in equity or at law), and are in full force and effect.

Section 3.22                   Grants, Incentives and Subsidies.  The Company has made available to Parent, prior to the date hereof, correct copies of all documents evidencing all pending, outstanding and awarded grants, incentives, exemptions and subsidies from the Government of the State of Israel or any agency thereof, or from any other Governmental Entity, granted to the Company or any of its Subsidiaries, including the grant of Approved Enterprise Status from the Investment Center and grants from the OCS (collectively, "Grants") and of all letters of approval, certificates of completion, and supplements and amendments thereto, granted to the Company, and all material correspondence related thereto.  The Company and the applicable Subsidiary is in compliance, in all material respects, with the terms and conditions of all Grants which have been approved and has duly fulfilled, in all material respects, all the undertakings required thereby.  Assuming compliance by Parent with any undertakings it may give with respect to the Grants that have been approved, to the knowledge of the Company, no event or other set of circumstances exists which would reasonably be expected to lead to the revocation or material modification of any of the Grants that have been approved.

Section 3.23                   Encryption and Other Restricted Technology.   Except as set forth on Section 3.23 of the Company Disclosure Schedule, the Company's and its Subsidiaries business as currently conducted does not involve the use or development of, or engagement in, encryption technology, or other technology whose development, commercialization or export is restricted under Israeli Legal Requirements, and the Company's and its Subsidiaries' business as currently conducted does not require the Company or any of its Subsidiaries to obtain a license from the Israeli Ministry of Defense or an authorized body thereof pursuant to section 2(a) of the Control of Products and Services Declaration (Engagement in Encryption), 1974 or other legislation regulating the development, commercialization or export of technology.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as disclosed in the definitive disclosure schedule delivered by Parent to the Company immediately prior to the execution of this Agreement (the "Parent Disclosure Schedule"), Parent and Merger Sub represent and warrant to the Company that the statements contained in this Article IV are true and correct as of the date hereof and as of the Closing Date (or, if a specific date is indicated in any such statement, as of such specified date):

Section 4.1                      Qualification; Organization, Subsidiaries, etc.  Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, validly existing, qualified or in good standing, or to have such power or authority, would not, individually or in the aggregate, prevent or materially delay or materially impair the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement  (a "Parent Material Adverse Effect").  Parent has made available to the Company prior to the date of this Agreement a true and complete copy of the certificate of incorporation and bylaws or other equivalent organizational documents of Parent and Merger Sub, each as amended through the date of this Agreement.

Section 4.2                      Corporate Authority Relative to This Agreement; No Violation.

(a)           Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Boards of Directors of Parent and Merger Sub and by Parent, as the sole stockholder of Merger Sub, and, except for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the consummation of the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming this Agreement constitutes the valid and binding agreements of the Company, this Agreement constitutes the valid and binding agreement of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms.

(b)           Other than in connection with or in compliance with (i) the provisions of the DGCL, (ii) the Exchange Act, (iii) the HSR Act and any other applicable antitrust laws, (iv) regulations by the Committee on Foreign Investment in the United States ("CFIUS"), or any similar foreign laws, (v) the RTPA, and (vi) as may be set forth in Section 4.2(b) of the Parent Disclosure Schedule (collectively, the "Parent Approvals"), no authorization, consent or approval of, or filing with, any Governmental Entity is necessary for the consummation by Parent or Merger Sub of the transactions contemplated by this Agreement, except for such authorizations, consents, approvals or filings, that, if not obtained or made, would not have, individually or in the aggregate, a Parent Material Adverse Effect.

(c)           The execution and delivery by Parent and Merger Sub of this Agreement does not, and, except as described in Section 4.2(b), the consummation of the transactions contemplated hereby and compliance with the provisions of this Agreement will not (i) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under any contract binding upon Parent or Merger Sub or result in the creation of any material Lien (other than Permitted Liens) upon any of the properties or assets of Parent or Merger Sub, (ii) conflict with or result in any violation of any provision of the certificate of incorporation or bylaws or other equivalent organizational document, in each case as amended, of Parent or Merger Sub or (iii) conflict with or violate any applicable Laws, other than, in the case of clauses (i) - (iii), any such violation, conflict, default, termination, cancellation, acceleration, right, loss or Lien that would not have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.3                      Investigations; Litigation.  As of the date of this Agreement, there is no investigation or review pending (or, to the knowledge of Parent, threatened) by any Governmental Entity with respect to Parent or any of its Subsidiaries which would have, individually or in the aggregate, a Parent Material Adverse Effect, and there are no actions, suits, inquiries, investigations or proceedings pending (or, to Parent's knowledge, threatened) against or affecting Parent or its Subsidiaries, or any of their respective properties at law or in equity before, and there are no orders, judgments or decrees of, or before, any Governmental Entity, in each case, which would have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.4                      Proxy Statement; Other Information.  None of the information provided by Parent or its Subsidiaries to be included in the Proxy Statement will (i) at the time of the mailing of the Proxy Statement or any amendments or supplements thereto and (ii) at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, neither Parent nor Merger Sub makes any representation or warranty with respect to any information supplied by the Company, by any of its Representatives, or by anyone else, which is contained or incorporated by reference in the Proxy Statement.

Section 4.5                      Financing.  Section 4.5 of the Parent Disclosure Schedule sets forth true, accurate and complete copies of executed equity commitment letters to provide equity financing sufficient to pay the aggregate amount of the Merger Consideration to Parent and/or Merger Sub, to which the Company is a third-party beneficiary (the "Financing Commitments") pursuant to which, and subject to the terms and conditions thereof.  As of the date hereof, the Financing Commitments are in full force and effect and have not been withdrawn or terminated or otherwise amended or modified in any respect and neither Parent nor Merger Sub is in breach of any of the terms or conditions set forth therein and no event has occurred which, with or without notice, lapse of time or both, could reasonably be expected to constitute a breach or failure to satisfy a condition precedent set forth therein.  Subject to the accuracy of the relevant representations and warranties of the Company in Article III, the proceeds from such Financing Commitments constitute all of the financing required for the consummation of the transactions contemplated hereby, and are sufficient for the satisfaction of all of Parent's and Merger Sub's obligations under this Agreement, including the payment of the Merger Consideration and the Option and Stock-Based Consideration (and any fees and expenses of or payable by Parent, Merger Sub or the Surviving Corporation).  The Financing Commitments contain all of the conditions precedent to the obligations of the funding party to make the equity financing thereunder available to Parent and/or Merger Sub on the terms therein.  As of the date hereof, neither Parent nor Merger Sub has any reason to believe that any of the conditions to the Financing Commitments will not be satisfied or that the proceeds of the Financing Commitments will not be available to Parent on the Closing Date; provided that Parent and Merger Sub are not making any representation regarding the accuracy of the representations and warranties set forth in Article III, or compliance by the Company with its obligations hereunder.  As of the date hereof, there are no side letters or other agreements, contracts or arrangements to which Parent is a party related to the funding of the full amount contemplated by the Financing Commitments other than as expressly set forth in the Financing Commitments.

Section 4.6                      Capitalization of Merger Sub.  As of the date of this Agreement, the authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, 100 shares of which were validly issued and outstanding and are owned by Parent.  All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly owned Subsidiary of Parent.  Merger Sub has outstanding no option, warrant, right, or any other agreement pursuant to which any person other than Parent may acquire any equity security of Merger Sub.  Merger Sub has not conducted any business prior to the date of this Agreement and has, and prior to the Effective Time will have, no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

Section 4.7                      Finders or Brokers.  Except for Citigroup Global Markets, Inc., neither Parent nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who is entitled to any fee or any commission in connection with or upon consummation of the Merger.

Section 4.8                      Lack of Ownership of Company Common Stock.  Section 1.1 Except as set forth on the most recent Schedule 13D filed by Citigroup Inc. and its affiliates, neither Parent nor any of its Subsidiaries beneficially owns, directly or indirectly, any shares of Company Common Stock or other securities convertible into, exchangeable into or exercisable for shares of Company Common Stock.  There are no voting trusts or other agreements, arrangements or understandings to which Parent or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interest of the Company or any of its Subsidiaries nor are there any agreements, arrangements or understandings to which Parent or any of its Subsidiaries is a party with respect to the acquisition, divestiture, retention, purchase, sale or tendering of the capital stock or other equity interest of the Company or any of its Subsidiaries.

Section 4.9                      WARN Act.  Parent and Merger Sub are neither planning nor contemplating, and Parent and Merger Sub have neither made nor taken, any decisions or actions concerning the Company Employees after the Closing that would require the service of notice under the WARN Act or similar local laws prior to the Closing.

Section 4.10                   No Additional Representations.

(a)           Parent acknowledges that it and its Representatives have received access to such books and records, facilities, equipment, contracts and other assets of the Company which it and its Representatives have desired or requested to review, and that it and its Representatives have had full opportunity to meet with the management of the Company and to discuss the business and assets of the Company.

(b)           Parent acknowledges that neither the Company nor any person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company furnished or made available to Parent and its Representatives except as expressly set forth in Article III or elsewhere in the Agreement (which includes the Company Disclosure Schedule and the Company SEC Documents), and neither the Company nor any other person shall be subject to any liability (other than with respect to any claims for fraud) to Parent or any other person resulting from the Company's making available to Parent or Parent's use of such information or any information, documents or material made available to Parent in the due diligence materials provided to Parent, including in the "data room," other management presentations (formal or informal) or in any other form in connection with the transactions contemplated by this Agreement.  Without limiting the foregoing, the Company makes no representation or warranty to Parent with respect to any financial projection or forecast relating to the Company or any of its Subsidiaries, whether or not included in any management presentation.

Section 4.11                   Solvency.  Immediately after giving effect to the transactions contemplated by this Agreement (including any financing in connection with the transactions contemplated hereby), assuming (A) satisfaction of the conditions set forth in Section 6.1 and Section 6.3, (B) the accuracy of the representations and warranties of the Company set forth in Article III (for such purpose, such representations and warranties shall be true and correct in all material respects without giving effect to any knowledge, materiality or "Company Material Adverse Effect" qualification or exception) and (C) that all financial projection or forecasts relating to the Company or any of its Subsidiaries provided by the Company have been prepared in good faith based upon reasonable assumptions, (i) none of the Surviving Corporation or any of its Subsidiaries will have incurred debts beyond its ability to pay such debts as they mature or become due, the then present fair salable value of the assets of each of the Surviving Corporation and each of its Subsidiaries will exceed the amount that will be required to pay its respective probable liabilities (including the probable amount of all contingent liabilities) and its respective debts as they become absolute and matured, (ii) the assets of each of the Surviving Corporation and each of its Subsidiaries, in each case at a fair valuation, will exceed its respective debts (including the probable amount of all contingent liabilities) and (iii) none of the Surviving Corporation or any of its Subsidiaries will have unreasonably small capital to carry on its business as presently conducted or as proposed to be conducted.  No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated hereby with the intent to hinder, delay or defraud either present or future creditors of Parent, Merger Sub, the Company or any Subsidiary of the Company.

Section 4.12                   Management Agreements.  Except as contemplated in this Agreement, as of the date hereof, there are no contracts, undertakings, commitments, agreements or obligations or understandings between Parent or Merger Sub or any of their affiliates, on the one hand, and any member of the Company's management or the Board of Directors of the Company (other than Ajit Bhushan), on the other hand.

ARTICLE V

CERTAIN AGREEMENTS

Section 5.1                      Conduct of Business by the Company and Parent.

(a)           From and after the date of this Agreement and prior to the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Section 7.1 (the "Termination Date"), and except (i) as may be required by applicable Law, (ii) as may be agreed in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), (iii) as is expressly required by this Agreement or (iv) as set forth in Section 5.1 of the Company Disclosure Schedule, the Company agrees with Parent that the business of the Company and its Subsidiaries shall be conducted in, and such entities shall not take any action except in, the ordinary course of business.

(b)           Without limiting the generality of the foregoing, the Company agrees with Parent, on behalf of itself and its Subsidiaries, that between the date of this Agreement and the earlier of the Effective Time or the Termination Date, without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), the Company:

(i)           shall not, and shall not permit any of its Subsidiaries that is not wholly owned to, authorize or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (whether in cash, assets, stock or other securities of the Company or its Subsidiaries);

(ii)          shall not, and shall not permit any of its Subsidiaries to, split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, except for any such transaction by a wholly owned Subsidiary of the Company which remains a wholly owned Subsidiary after consummation of such transaction;

(iii)         except as required by existing written agreements or Company Benefit Plans, or as otherwise required by applicable Law (including Section 409A of the Code), shall not, and shall not permit any of its Subsidiaries to (A) except as may be required by contract, increase the compensation or other benefits payable or provided to the Company's directors, officers or employees, other than annual increases of salaries in the ordinary course of business to any non-officer employee, (B) enter into any employment, change of control, severance or retention agreement with any employee of the Company (except (1) to the extent necessary to replace (and on terms consistent with) an agreement with a departing employee who was not one of the ten (10) most highly compensated employees of the Company and its Subsidiaries, taken as a whole, (2) for employment agreements terminable on less than thirty (30) days' notice without penalty, (3) for severance agreements entered into with employees in the ordinary course of business in connection with terminations of employment or (4) as set forth on Section 5.1(b)(iii) of the Company Disclosure Schedule), or (C) except as permitted pursuant to clause (B) above, establish, adopt, enter into or amend any collective bargaining agreement, plan, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees or any of their beneficiaries;

(iv)         shall not, and shall not permit any of its Subsidiaries to, materially change financial accounting policies or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by GAAP, SEC rule or policy or applicable Law;

(v)          shall not, and shall not permit any of its Subsidiaries to, (A) adopt any amendments to its certificate of incorporation or bylaws or similar applicable charter documents or (B) convene any regular or special meeting (or any adjournment thereof) of the stockholders of the Company other than the Company Meeting;

(vi)         except for transactions among the Company and its wholly owned Subsidiaries or among the Company's wholly owned Subsidiaries, shall not, and shall not permit any of its Subsidiaries to, issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of its capital stock or other ownership interest in the Company or any Subsidiaries or any securities convertible into or exchangeable for any such shares or ownership interest, or any rights, warrants or options to acquire or with respect to any such shares of capital stock, ownership interest or convertible or exchangeable securities or take any action to cause to be exercisable any otherwise unexercisable option under any existing stock option plan (except as otherwise provided by the terms of this Agreement or the express terms of any unexercisable options outstanding on the date of this Agreement), other than (A) issuances of shares of Company Common Stock in respect of any exercise of Company Stock Options and settlement of any Company Stock-Based Awards outstanding on the date of this Agreement or (B) the sale of shares of Company Common Stock pursuant to the exercise of Company Stock Options to purchase Company Common Stock if necessary to effectuate an optionee direction upon exercise or for withholding of Taxes;

(vii)        except for transactions among the Company and its wholly owned Subsidiaries or among the Company's wholly owned Subsidiaries and except in the ordinary course of business consistent with past practice, shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, purchase, redeem or otherwise acquire any shares of its capital stock or any rights, warrants or options to acquire any such shares;

(viii)       shall not, and shall not permit any of its Subsidiaries to, incur, assume, guarantee, prepay or otherwise become liable for any indebtedness for borrowed money (directly, contingently or otherwise), other than (A) borrowings for working capital purposes only (and not to refinance or repay any existing indebtedness) in the ordinary course of business consistent with past practice and in no event to exceed $15,000,000 in aggregate, (B) any indebtedness for borrowed money among the Company and its Subsidiaries or among the Company's Subsidiaries, (C) indebtedness for borrowed money incurred to replace, renew, extend, refinance or refund any existing indebtedness for borrowed money (it being understood that the Company shall not incur any indebtedness under its working capital facilities to replace, renew, extend, refinance or refund any existing indebtedness for borrowed money) and (D) guarantees by the Company of indebtedness for borrowed money of Subsidiaries of the Company, which indebtedness is incurred in compliance with this Section 5.1(b);

(ix)          except for transactions among the Company and its Subsidiaries or among the Company's Subsidiaries, shall not sell, lease, license, transfer, exchange or swap, mortgage or otherwise encumber, or subject to any Lien (other than Permitted Liens) or otherwise dispose of any material portion of its material properties or assets, including the capital stock of Subsidiaries, as well as, the intellectual property and information technology assets of the Company and its Subsidiaries, other than in the ordinary course of business consistent with past practice;

(x)           shall not, and shall not permit any of its Subsidiaries to, modify, amend, terminate or waive any rights under any Company Material Contract in any respect in a manner which is adverse to the Company or any of its Subsidiaries, other than in the ordinary course of business;

(xi)          shall not, and shall not permit any of its Subsidiaries to, abandon, surrender or fail to properly prosecute or maintain any Intellectual Property of Company or its Subsidiaries in any material respect in a manner which is adverse to the Company or its Subsidiaries;

(xii)         shall not, and shall not permit any of its Subsidiaries to, enter into any Company Material Contracts other than customer contracts entered into in the ordinary course of business;

(xiii)        shall not, and shall not permit any of its Subsidiaries to, make any capital expenditures or other expenditures with respect to property, plant or equipment in excess of $3,000,000 per quarter in the aggregate for the Company and its Subsidiaries, taken as a whole;

(xiv)       shall not, and shall not permit any of its Subsidiaries to, adopt a plan or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company, other than wholly-owned Subsidiaries;

(xv)        shall not, and shall not permit any of its Subsidiaries to, fail to amend, renew, replace, or otherwise to keep in full force and effect any material permits, licenses, security clearances, or any other approvals or permissions necessary for the operation of the business of the Company and its Subsidiaries as it is currently being conducted;

(xvi)       shall not, and shall not permit any of its Subsidiaries to,  compromise, settle or agree to settle any suit, action, claim or proceeding other than compromises, settlements or agreements that involve only the payment of monetary damages not in excess of $100,000 individually or $1,000,000 in the aggregate, without the imposition of equitable relief on, or the admission of wrongdoing by, the Company or any of its Subsidiaries;

(xvii)      shall, and shall cause its Subsidiaries to, keep in force insurance policies or replacement or revised provisions providing insurance coverage consistent in all material respects with respect to the assets, operations and activities of the Company and its Subsidiaries as are currently in effect;

(xviii)     shall not, and shall not permit any of its Subsidiaries to, make (other than in accordance with past practice), change or rescind any election relating to Taxes;

(xix)        shall not, and shall not permit any of its Subsidiaries to, settle or compromise any material claim relating to Taxes;

(xx)         shall not, and shall not permit any of its Subsidiaries to, amend any material Tax Return; and

(xxi)        shall not, and shall not permit any of its Subsidiaries to, agree, in writing or otherwise, to take any of the foregoing actions.

(c)           Parent agrees with the Company, on behalf of itself and its Subsidiaries and affiliates, that, between the date of this Agreement and the Effective Time, Parent shall not, and shall not permit any of its Subsidiaries to, take or agree to take any action (including entering into agreements with respect to any acquisitions, mergers, consolidations or business combinations) which would reasonably be expected to result in, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.2                      Investigation.

(a)           The Company shall afford to Parent and to its officers, employees, accountants, consultants, legal counsel, financial advisors and agents and other representatives (collectively, "Representatives") reasonable access during normal business hours, throughout the period prior to the earlier of the Effective Time and the Termination Date, to its and its Subsidiaries' properties, contracts, commitments, books and records, employees, accountants and any report, schedule or other document filed or received by it pursuant to the requirements of applicable Laws.  Notwithstanding the foregoing, the Company shall not be required to afford such access if it would unreasonably disrupt the operations of the Company or any of its Subsidiaries, would cause a material violation of any agreement to which the Company or any of its Subsidiaries is a party, would cause a material risk of a loss of privilege to the Company or any of its Subsidiaries or would constitute a violation of any applicable Law (it being agreed that the parties shall make appropriate alternative disclosure arrangements under circumstances in which any of the foregoing would apply), nor shall Parent or any of its Representatives be permitted to perform any onsite environmental study with respect to any property of the Company or any of its Subsidiaries.

(b)           Parent hereby agrees that all information provided to it or its Representatives in connection with this Agreement and the consummation of the transactions contemplated hereby shall be deemed to be Confidential Information, as such term is used in, and shall be treated in accordance with, the Confidentiality Agreement, dated as of May 25, 2011, between the Company and Citigroup Venture Capital International (the "Confidentiality Agreement").  The parties acknowledge and agree that, notwithstanding anything to the contrary in the Confidentiality Agreement, after the date hereof, Parent and its affiliates may engage in discussions with potential equity financing sources in connection with the transactions contemplated by this Agreement and may provide Confidential Information (as defined in the Confidentiality Agreement) to any such potential equity financing source that has agreed with Parent or its affiliates to comply with the terms of the Confidentiality Agreement.

(c)           No investigation by and of the parties or their respective representatives, whether prior to or after the date hereof, shall affect the representations, warranties, covenants or agreements of the other parties set forth herein.

Section 5.3                      No Solicitation.

(a)           Subject to Sections 5.3(b)-(d), during the period beginning on the date of this Agreement and continuing until the earlier of the Effective Time or the Termination Date, the Company agrees that neither it nor any Subsidiary of the Company shall, and that it shall use its reasonable best efforts to cause its and their respective Representatives not to, directly or indirectly, (i) solicit, initiate, knowingly encourage or take any other action to knowingly facilitate, any inquiry with respect to, or the making, submission or announcement of, any Alternative Proposal, (ii) participate in any negotiations regarding an Alternative Proposal with, or furnish any nonpublic information regarding an Alternative Proposal to, any person that has made or, to the Company's knowledge, is considering making an Alternative Proposal, (iii) engage in discussions regarding an Alternative Proposal with any person that has made or, to the Company's knowledge, is considering making an Alternative Proposal, except to notify such person as to the existence of the provisions of this Section 5.3, (iv) approve, endorse or recommend or publicly propose to approve, endorse or recommend any Alternative Proposal or (v) enter into any letter of intent or agreement in principle or any agreement or arrangement, oral or written, with respect to any Alternative Proposal (except for confidentiality agreements permitted under Section 5.3(b)).  Without limiting the generality of the foregoing, the Company acknowledges and agrees that any violation of the restrictions set forth in this Section 5.3 by any directors or officers of the Company or any of its Subsidiaries shall be deemed to be a breach of this Section 5.3 by the Company.

(b)           Notwithstanding the limitations set forth in Section 5.3(a), from the date of this Agreement to the earlier of the date of the Company Stockholder Approval or the Termination Date, if the Company receives a bona fide written Alternative Proposal that did not arise from a breach by the Company, any of its Subsidiaries or any of their respective Representatives of Section 5.3(a), that (i) constitutes a Superior Proposal or (ii) which the Special Committee and the Board of Directors of the Company determine in good faith (after consultation with outside legal counsel and financial advisors) could reasonably be expected to result in a Superior Proposal, the Company may take the following actions after providing prior written notice to Parent of its intent to take such actions:  (x) furnish nonpublic information to the third party making such Alternative Proposal, if, and only if, (1) prior to so furnishing such information, the Company receives from the third party an executed confidentiality agreement containing terms no less favorable to the Company than the terms of the Confidentiality Agreement and (2) as promptly as reasonably practicable (and in any event within twenty-four (24) hours) after furnishing such information to the third party, the Company provides such information to Parent to the extent not previously made available to Parent and (y) engage in discussions or negotiations with the third party with respect to the Alternative Proposal.  The Company shall not terminate, waive, amend, release or modify any material provision of any confidentiality agreement to which it or any of its Subsidiaries is a party with respect to any Alternative Proposal.

(c)           The Company shall as promptly as reasonably practicable, and in any event within twenty-four (24) hours after receipt of any inquiries, proposals or offers received by, any request for information from, or any negotiations sought to be initiated or continued with, either the Company or its Representatives concerning an Alternative Proposal or that could reasonably be expected to lead to an Alternative Proposal, notify Parent orally and in writing and disclose the identity of the other party and the material terms of such inquiry, offer, proposal or request and, in the case of written materials provided to the Company, provide Parent copies or written summaries of such materials as promptly as reasonably practicable.  The Company will keep Parent informed on a reasonably prompt basis of the status and any discussions or negotiations (including amendments and proposed amendments) relating to any Alternative Proposal or other inquiry, offer, proposal or request.

(d)           Except as set forth in this subsection (d), neither the Special Committee nor the Board of Directors of the Company shall withdraw, modify or qualify, or publicly propose to withdraw, modify or qualify, in a manner adverse to Parent or Merger Sub, the Recommendation or publicly announce that it has resolved to take such action (any such action, a "Change in Recommendation").  Prior to receipt of the Company Stockholder Approval, (i) the Special Committee or the Board of Directors of the Company may make a "Change of Recommendation" if the Special Committee and the Board of Directors of the Company has concluded in good faith, after consultation with the Company's and the Special Committee's outside legal advisors, that the failure to effect a Change of Recommendation would be reasonably likely to be inconsistent with the directors' exercise of their fiduciary obligations to the Company's stockholders under applicable Law and (ii) the Company may enter into a definitive agreement with respect to an Alternative Proposal if the Special Committee and Board of Directors of the Company have made the determination in clause (i) in response to a bona fide written Alternative Proposal that did not arise from a breach by the Company, any of its Subsidiaries or any of their respective Representatives of Section 5.3(a), have determined in good faith, after consultation with their financial advisors and outside legal advisor, that such Alternative Proposal constitutes a Superior Proposal and, concurrently with entering into such definitive agreement, the Company terminates this Agreement pursuant to Section 7.1(g) and pays the applicable termination fee as a condition to such termination; provided, however, that the Company shall not be entitled to effect a Change in Recommendation or enter into an agreement with respect to a Superior Proposal unless and until (A) three (3) Business Days have elapsed following Parent's receipt of a written notice (a "Notice of Recommendation Change") from the Company advising Parent that the Company intends to take such action and specifying the reasons therefor, including, in the case of an intention to take action with respect to an Alternative Proposal, the material terms and conditions of the Alternative Proposal that is the basis of such action specified in such Notice of Recommendation Change and a copy of the then-current form of any related agreements, and stating that the Company intends to terminate the Agreement pursuant to Section 7.1(g) or effect a Change in Recommendation, as applicable and (B) the Company has complied in all material respects with this Section 5.3 and (C) in the case of a termination pursuant to Section 7.1(g) to enter into an agreement for a Superior Proposal, the Company has, within the same business day, paid, or caused to be paid to, Parent all amounts due pursuant to Section 7.2 as result of a termination pursuant to Section 7.1(g).  Any material amendment or modification to any Superior Proposal, or any change to the amount or form of consideration in a Superior Proposal, made following delivery of a Notice of Recommendation Change will be deemed to be a new Superior Proposal for purposes of this Section 5.3 and shall require delivery of a new Notice of Recommendation Change and the expiration of a new three (3) Business Day notice period hereunder.

(e)           Nothing contained in this Agreement shall prohibit the Company or its Board of Directors from disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act; provided that any such disclosure will be deemed to be a Change of Recommendation unless the Special Committee and Board of Directors of the Company publicly reaffirms the Recommendation within five (5) business days of such disclosure.

(f)           As used in this Agreement, "Alternative Proposal" shall mean any proposal, offer or inquiry made by any person prior to the receipt of the Company Stockholder Approval (other than a proposal, offer or inquiry by Parent or any of its Subsidiaries) for (i) a merger, reorganization, share exchange, consolidation, business combination, recapitalization, dissolution, liquidation or similar transaction involving the Company, (ii) the acquisition by any person or "group" (as defined under Section 13(d) of the Exchange Act) of twenty-five percent (25%) or more of the assets of the Company and its Subsidiaries, taken as a whole, or (iii) the acquisition by any person or "group" of twenty-five percent (25%) or more of the outstanding shares of Company Common Stock.

(g)           As used in this Agreement "Superior Proposal" shall mean a bona fide written Alternative Proposal that did not arise from a breach by the Company, any of its Subsidiaries or any of their respective Representatives of Section 5.3(a) made by any person on terms that (i) provides for the acquisition of a majority of the issued and outstanding shares of Company Common Stock or all or substantially all of the assets of the Company and its Subsidiaries and (ii) the Special Committee and the Board of Directors of the Company determine in good faith, after consultation with the Company's and the Special Committee's financial and outside legal advisors, and considering such factors as the Special Committee or the Board of Directors of the Company, as applicable, consider to be appropriate (including the timing and likelihood of consummation of such proposal), are more favorable, from a financial point of view, to the Company's stockholders than the transactions contemplated by this Agreement (including any proposal by Parent to modify the terms hereof).

Section 5.4                      Filings; Other Actions.

(a)           The Company, Parent and Merger Sub shall each use all reasonable best efforts to take or cause to be taken such actions as may be required to be taken under the Exchange Act any other federal securities Laws, and under any applicable state or foreign securities or "blue sky" Laws or rules of the ISA or TASE in connection with the Merger and the other transactions contemplated by this Agreement, including the Proxy Statement.  In connection with the Merger and the Company Meeting, Parent and the Company shall prepare, and the Company shall file with the SEC, as soon as practicable, the Proxy Statement relating to the Merger and the other transactions contemplated by this Agreement, and the Company and Parent shall use all reasonable efforts to respond to the comments of the SEC and to cause the Proxy Statement to be mailed to the Company's stockholders, all as promptly as reasonably practicable; provided, however, that prior to the filing of the Proxy Statement (or any amendment thereto or any response to comments of the SEC), the Company shall consult with Parent with respect to such filings and shall afford Parent or its Representatives reasonable opportunity to comment thereon.  Parent and Merger Sub shall provide the Company with any information for inclusion in the Proxy Statement which may be required under applicable Law and/or which is reasonably requested by the Company.  The Company shall notify Parent promptly of the receipt of comments of the SEC and of any request from the SEC for amendments or supplements to the Proxy Statement or for additional information, and will promptly supply Parent with copies of all correspondence between the Company or its Representatives, on the one hand, and the SEC or members of their respective staff, on the other hand, with respect to the Proxy Statement or the Merger.  If at any time prior to the Company Meeting any event should occur which is required by applicable Law to be set forth in an amendment of, or a supplement to, the Proxy Statement, the Company will promptly inform Parent.  In such case, the Company, with the cooperation of Parent, will, upon learning of such event, promptly prepare and file such amendment or supplement with the SEC to the extent required by applicable Law and shall mail such amendment or supplement to the Company's shareholders to the extent required by applicable Law; provided, however, that prior to such filing, the Company shall consult with Parent with respect to such amendment or supplement and shall afford Parent or its Representatives reasonable opportunity to comment thereon.

(b)           The Company and Parent shall each use reasonable best efforts in order to lift any injunctions or remove any other impediment to the consummation of the transactions contemplated by this Agreement.

(c)           The Company shall (i) take all action necessary in accordance with the DGCL and its amended and restated certificate of incorporation and bylaws to duly call, give notice of, convene and hold a meeting of its stockholders as promptly as reasonably practicable following the mailing of the Proxy Statement for the purpose of obtaining the Company Stockholder Approval (the "Company Meeting"), and (ii) unless the Board of Directors of the Company has made a Change of Recommendation in compliance with Section 5.3(d), include the Recommendation in the Proxy Statement and use reasonable best efforts to solicit from its stockholders proxies in favor of the approval of this Agreement and the transactions contemplated by this Agreement.  Unless this Agreement is validly terminated in accordance with its terms pursuant to Article VII, the Company shall submit this Agreement to its stockholders at the Company Meeting even if there has occurred a Change of Recommendation.

Section 5.5                      Stock Options and Other Stock-Based Awards; Employee Matters.

(a)           Stock Options and Other Stock-Based Awards.

(i)           Each option to purchase shares of Company Common Stock (each, a "Company Stock Option") granted under the Company Stock Plans, whether vested or unvested, that is outstanding immediately prior to the Effective Time shall, as of the Effective Time, become fully vested and be converted into the right to receive at the Effective Time an amount in cash in U.S. dollars equal to the product of (x) the total number of shares of Company Common Stock subject to such Company Stock Option and (y) the excess, if any, of the amount of the Merger Consideration over the exercise price per share of Company Common Stock subject to such Company Stock Option, with the aggregate amount of such payment rounded to the nearest cent (the aggregate amount of such cash hereinafter referred to as the "Option Consideration") less such amounts as are required to be withheld or deducted under the Code or any provision of Tax Law with respect to the making of such payment.

(ii)          At the Effective Time, each right of any kind, contingent or accrued, to receive shares of Company Common Stock or benefits measured in whole or in part by the value of a number of shares of Company Common Stock granted under the Company Stock Plans or Company Benefit Plans (including restricted stock units, phantom units, deferred stock units and dividend equivalents), other than Restricted Shares and Company Stock Options (each, other than Restricted Shares and Company Stock Options, a "Company Stock-Based Award"), whether vested or unvested, which is outstanding immediately prior to the Effective Time shall cease to represent a right or award with respect to shares of Company Common Stock, shall become fully vested and shall entitle the holder thereof to receive, at the Effective Time an amount in cash equal to the Merger Consideration in respect of each Share underlying a particular Company Stock-Based Award (the aggregate amount of such cash, together with the Option Consideration, hereinafter referred to as the "Option and Stock-Based Consideration") less such amounts as are required to be withheld or deducted under the Code or any provision of Tax Law with respect to the making of such payment.

(iii)         Immediately prior to the Effective Time, each award of restricted Company Common Stock (the "Restricted Shares") shall vest in full and be converted into the right to receive the Merger Consideration as provided in Section 2.1(a), less such amounts as are required to be withheld or deducted under the Code or any provision of Tax Law with respect to the making of such payment.

(iv)         The Compensation Committee of the Board of Directors of the Company shall make such amendments to or make such determinations with respect to Company Stock Options, Company Stock-Based Awards and Restricted Shares to implement the foregoing provisions of this Section 5.5.

(v)          From and after the date hereof and prior to the Termination Date, the Company shall deposit all proceeds received by the Company from the exercise of Company Stock Options into a segregated account (the “Option Proceeds Account”).  At or prior to the Effective Time, the Company shall deposit with the Paying Agent in cash all amounts held in the Option Proceeds Account.

(b)           Employee Matters.

(i)           From and after the Effective Time, Parent shall honor all Company Benefit Plans and compensation arrangements and agreements in accordance with their terms as in effect immediately before the Effective Time (without giving effect to any amendments thereto after the Effective Time except if consented to by the affected party).  For a period of one (1) year following the Effective Time, Parent shall provide, or shall cause to be provided, to current employees of the Company and its Subsidiaries ("Company Employees") salary, wages, and benefits (but excluding equity and equity-based compensation) that are no less favorable, in the aggregate, than the compensation and benefits provided to Company Employees immediately before the Effective Time.

(ii)           For all purposes (including purposes of vesting, eligibility to participate and level of benefits) under the employee benefit plans of Parent and its Subsidiaries providing benefits to any Company Employees after the Effective Time (the "New Plans"), each Company Employee shall be credited with his or her years of service with the Company and its Subsidiaries and their respective predecessors before the Effective Time, to the same extent as such Company Employee was entitled, before the Effective Time, to credit for such service under any similar Company employee benefit plan in which such Company Employee participated or was eligible to participate immediately prior to the Effective Time, provided that the foregoing shall not apply with respect to benefit accrual under any defined benefit pension plan or to the extent that its application would result in a duplication of benefits with respect to the same period of service.  In addition, and without limiting the generality of the foregoing, (A) each Company Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan is comparable to a Company Benefit Plan in which such Company Employee participated immediately before the consummation of the Merger (such plans, collectively, the "Old Plans"), and (B) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Company Employee, Parent shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, unless such conditions would not have been waived under the comparable Old Plans of the Company or its Subsidiaries in which such employee participated immediately prior to the Effective Time and Parent shall cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee's participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(c)           The provisions of this Section 5.5 are for the sole benefit of the parties to this Agreement and nothing herein, expressed or implied, is intended or shall be construed to confer upon or give to any person (including for the avoidance of doubt any current or former employees, directors or independent contractors of any of the Company or any of its Subsidiaries, Parent or any of its Subsidiaries, or on or after the Effective Time, the Surviving Corporation or any of its Subsidiaries), other than the parties hereto and their respective permitted successors and assigns, any legal or equitable or other rights or remedies with respect to the matters provided for in this Section 5.5. Nothing contained herein shall be construed as requiring, and the Company shall take no action that would have the effect of requiring, Parent or the Surviving Corporation to continue any specific employee benefit plans or to continue the employment of any specific person.  No provision in this Agreement shall modify or amend any Company Benefit Plan unless this Agreement explicitly states that the provision "amends" such Company Benefit Plan.  This shall not prevent the parties entitled to enforce this Agreement from enforcing any provision in this Agreement, but no other party shall be entitled to enforce any provision in this Agreement on the grounds that it is an amendment to such Company Benefit Plan.  If a party not entitled to enforce this Agreement brings a lawsuit or other action to enforce any provision in this Agreement as an amendment to such Company Benefit Plan and that provision is construed to be such an amendment despite not being explicitly designated as one in this Agreement, that provision shall lapse retroactively as of its inception, thereby precluding it from having any amendatory effect.

Section 5.6                      Reasonable Best Efforts.

(a)           Subject to the terms and conditions set forth in this Agreement, each of the parties hereto shall use (and cause its affiliates to use) its reasonable best efforts (subject to, and in accordance with, applicable Law) to take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done promptly, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement, including (i) obtaining all necessary actions or nonactions, waivers, consents and approvals, including the Company Approvals and the Parent Approvals, from Governmental Entities and making all necessary registrations and filings and taking all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) obtaining all necessary consents, approvals or waivers from third parties, (iii) defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger and the other transactions contemplated by this Agreement and (iv) executing and delivering any additional instruments necessary to consummate the Merger and the other transactions contemplated by this Agreement.

(b)           Subject to the terms and conditions herein provided and without limiting the foregoing, the Company and Parent shall (i) as soon as practicable after the date of this Agreement, make their respective filings and thereafter make any other required submissions under the HSR Act; (ii) as soon as practicable after the date of this Agreement, make their respective filings and thereafter make any other required submissions and undertakings under the RTPA and the Encouragement of Research and Development in Industry Law, 5744 1984 of the State of Israel; (iii) use reasonable best efforts to cooperate with each other in (x) determining whether any filings are required to be made with, or consents, permits, authorizations, waivers or approvals are required to be obtained from, any third parties or other Governmental Entities in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (y) timely making all such filings and timely seeking all such consents, permits, authorizations or approvals; (iv) use reasonable best efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby; including that Parent shall (x) propose, negotiate, commit to and agree to effect, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of such immaterial assets or businesses of the Company or its Subsidiaries and (y) otherwise take or commit to take actions that after the Closing Date would limit the freedom of Parent or its Subsidiaries' (including the Surviving Corporation's) freedom of action with respect to, or its ability to retain, one or more of its or its Subsidiaries' (including the Surviving Corporation's) businesses, product lines or assets, in each case as may be required in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding which would otherwise have the effect of preventing or materially delaying the Closing; provided that notwithstanding anything to the contrary in this Agreement, in no event shall Parent, Merger Sub or any of their affiliates be obligated to (nor shall the Company) propose, commit to or agree to effect any action (1) the effectiveness or consummation of which is not condition on the Closing or (2) that individually or in the aggregate, would reasonably be expected to deprive Parent of the material benefits of the bargains contemplated by the transactions contemplated by this Agreement or otherwise materially impact any of the other businesses of Parent or any of its affiliates; and (v) subject to applicable legal limitations and the instructions of any Governmental Entity, keep each other apprised of the status of matters relating to the completion of the transactions contemplated thereby, including promptly furnishing the other with copies of notices or other communications received by the Company or Parent, as the case may be, or any of their respective Subsidiaries, from any third party and/or any Governmental Entity with respect to such transactions.  The Company and Parent shall permit counsel for the other party reasonable opportunity to review in advance, and consider in good faith the views of the other party in connection with, any proposed written communication to any Governmental Entity.  Each of the Company and Parent agrees not to participate in any substantive meeting or discussion, either in person or by telephone, with any Governmental Entity in connection with the proposed transactions unless it consults with the other party in advance and, to the extent not prohibited by such Governmental Entity, gives the other party the opportunity to attend and participate.

(c)           In furtherance and not in limitation of the agreements of the parties contained in this Section 5.6, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Regulatory Law, each of the Company and Parent shall reasonably cooperate in all respects with each other and shall use their respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement.  Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 5.6 shall limit a party's right to terminate this Agreement pursuant to Section 7.1(b) or 7.1(c) so long as such party has, prior to such termination, complied with its obligations under this Section 5.6.

(d)           For purposes of this Agreement, "Regulatory Law" means the Sherman Act of 1890, the Clayton Antitrust Act of 1914, the HSR Act, the Federal Trade Commission Act of 1914, the RTPA, CFIUS regulations, and all other federal, state or foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws, including any antitrust, competition or trade regulation Laws, that are designed or intended to (i) prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition or (ii) protect the national security or the national economy of any nation.

Section 5.7                      Takeover Statute.  If any "fair price," "moratorium," "control share acquisition" or other form of antitakeover statute or regulation shall become applicable to the transactions contemplated hereby, each of the Company and Parent and the members of their respective Boards of Directors shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby.

Section 5.8                      Public Announcements.  The Company and Parent will consult with and provide each other the reasonable opportunity to review and comment upon any press release or other public statement or comment prior to the issuance of such press release or other public statement or comment relating to this Agreement or the transactions contemplated by this Agreement and shall not issue any such press release or other public statement or comment prior to such consultation except as may be required by applicable Law or by obligations pursuant to any listing agreement with any national securities exchange.  Parent and the Company agree to issue a joint press release announcing this Agreement.

Section 5.9                      Indemnification and Insurance.

(a)           Parent and Merger Sub agree that all rights to exculpation, indemnification and advancement of expenses now existing in favor of the current or former directors, officers or employees, as the case may be, of the Company or its Subsidiaries as provided in their respective certificate of incorporation or bylaws or other organization documents or in any agreement shall survive the Merger and shall continue in full force and effect.  For a period of seven (7) years from the Effective Time, Parent shall cause the Surviving Corporation to maintain in effect the exculpation, indemnification and advancement of expenses provisions of the Company's and any Company Subsidiary's certificate of incorporation and bylaws or similar organization documents in effect immediately prior to the Effective Time or in any indemnification agreements of the Company or its Subsidiaries with any of their respective directors, officers or employees in effect prior to the date hereof, and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who at the Effective Time were current or former directors, officers or employees of the Company or any of its Subsidiaries; provided, however, that all rights to indemnification in respect of any Action pending or asserted or any claim made within such period shall continue until the disposition of such Action or resolution of such claim.

(b)           Parent shall cause the Surviving Corporation, to the fullest extent permitted under applicable Law, to indemnify and hold harmless (and advance funds in respect of each of the foregoing) each current and former director or officer of the Company or any of its Subsidiaries and each person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request or for the benefit of the Company (each, together with such person's heirs, executors or administrators, an "Indemnified Party") against any costs or expenses (including advancing attorneys' fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by law; provided such Indemnified Party provides an undertaking to repay such advancement if it ultimately is determined that the Indemnified Party is not entitled to be indemnified), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (an "Action"), arising out of, relating to or in connection with any action or omission arising out of or pertaining to the fact that the Indemnified Party is or was a director or officer of the Company or director, officer or other fiduciary in any entity at the request or for the benefit of the Company, whether before or after the Effective Time.  In the event of any such Action, Parent and the Surviving Corporation shall cooperate with the Indemnified Party in the defense of any such Action.

(c)           Prior to the Effective Time, the Company may purchase a seven (7) year "tail" pre-paid policy on the current policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries with respect to matters arising on or before the Effective Time (the “Existing D&O Policies”) which shall (1) be on terms and conditions with respect to coverage and amounts no more favorable than the Existing D&O Policies, and (2) name Parent as a successor in interest (an "Acceptable Tail Policy") at a cost not in excess of $1,000,000.  In the event the Company purchases such an Acceptable Tail Policy prior to the Effective Time, Parent shall cause the Surviving Company to maintain such Acceptable Tail Policy in full force and effect.

(d)           Parent shall pay all reasonable expenses, including reasonable attorneys' fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided in this Section 5.9.

(e)           The rights of each Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such Indemnified Party may have under the certificate of incorporation or bylaws or other organization documents of the Company or any of its Subsidiaries or the Surviving Corporation, any other indemnification arrangement, the DGCL or otherwise.  The provisions of this Section 5.9 shall survive the consummation of the Merger and expressly are intended to benefit, and are enforceable by, each of the Indemnified Parties.

(f)           In the event Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in either such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 5.9.

Section 5.10                   Control of Operations.  Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company's operations prior to the Effective Time.  Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

Section 5.11                   Financing and Structuring Cooperation.  The Company agrees to provide, and will use commercially reasonable efforts to cause its Subsidiaries and Representatives (including legal and accounting) to provide, at Parent's sole expense, such cooperation reasonably requested by Parent and Merger Sub in connection with any financing proposed by Parent in connection with the transactions contemplated by this Agreement, including (i) furnishing Parent and its potential financing sources with such financial and other information as may be reasonably requested, (ii) using commercially reasonable efforts to cause upon reasonable advance notice by Parent, appropriate officers and employees to be available on a customary basis for meetings, including management presentations and "road show" appearances, due diligence sessions and the preparation of bank information memoranda and other disclosure documents in connection with any such financing, (iii) using commercially reasonable efforts to cause its independent accountants and counsel to provide assistance (including accountant's comfort letters and legal opinions) to Parent and Merger Sub for fees consistent with the Company's existing arrangements with such accountants and counsel, (iv) reasonably facilitating the pledging of collateral, including taking all actions reasonably necessary to establish bank and other accounts and blocked account agreements in connection with the foregoing and executing and delivering customary pledge and security documents or other definitive financing documents and other certificates and documents as may be reasonably requested by Parent or otherwise facilitating the pledging of collateral from and after the Closing as may be reasonably requested by Parent; provided, that any obligations contained in all such agreements and documents shall be executed and effective no earlier than the Closing, (v) at least five (5) calendar days prior to the Closing Date, providing all documentation and other information about the Company and each of its Subsidiaries as is reasonably requested in writing by Parent at least ten (10) calendar days prior to the Closing Date which relates to applicable "know your customer" and anti-money laundering rules and regulations including without limitation the USA PATRIOT Act and (vi) taking all corporate actions, subject to the occurrence of the Closing, necessary to permit the consummation of any financing contemplated by Parent and to permit the proceeds thereof to be made available to the Company, including entering into one or more credit agreements, indentures or other instruments on terms reasonably satisfactory to Parent as of or immediately after the Effective Time to the extent direct borrowings or debt incurrence by the Company is contemplated by such financing.  The Company hereby consents to the reasonable use of the Company's and its Subsidiaries' logos in connection with any such financing, provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries or any of their logos and on such other customary terms and conditions as the Company shall reasonably impose.  Each of Parent and Merger Sub acknowledges and agrees that the obtaining of any such financing is not a condition to the Closing, and reaffirms its obligation to consummate the transactions contemplated by this Agreement irrespective and independently of the availability of any such financing subject to fulfillment or waiver of the conditions set forth in Article VI.  Parent and Merger Sub acknowledge and agree that the Company (prior to the Effective Time) and its affiliates and its and their respective Representatives shall not have any responsibility for, or incur any liability to any person under, any financing that Parent and Merger Sub may raise in connection with the transactions contemplated by this Agreement or any cooperation provided pursuant to this Section 5.11 and the Parent and Merger Sub shall, on a joint and several basis, indemnify and hold harmless the Company and its affiliates and its and their respective Representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with such financing and any information utilized in connection therewith (other than information provided in writing specifically for such use by or on behalf of the Company or any of its affiliates).  Parent shall keep the Company reasonably informed of the status of its efforts to arrange the financing contemplated by this Section 5.11.

Section 5.12                   Stockholder Litigation.  The Company shall not, and shall not permit any of its Subsidiaries to, compromise, settle or agree to settle any suit, action, claim, proceeding or investigation relating to this Agreement and the transactions contemplated hereby without Parent's prior written consent, and the Company shall keep Parent reasonably informed with respect to status of, and any material developments in, any such matter.

Section 5.13                   Notification of Certain Matters. Prior to the earlier of the Effective Time and the Termination Date, Parent shall give prompt notice to the Company, and the Company shall give prompt notice to Parent, of (a) the occurrence, or failure to occur, of any event, which occurrence or failure to occur is reasonably expected to cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect, in each case at any time from and after the date of this Agreement until the Effective Time, or (b) any material failure of Parent and Merger Sub or the Company, as the case may be, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement.  The delivery of any notice pursuant to this Section will not limit or otherwise affect the remedies available hereunder to the party receiving such notice or the conditions to such party’s obligation to consummate the Merger.

Section 5.14                   Anti-Corruption Compliance.  Prior to the Effective Time, the Company shall and shall cause each of its Subsidiaries to (a) adopt an anti-corruption policy, substantially in the form provided to and reviewed by Parent as of the date of this Agreement (the “Anti-Corruption Policy”) as a required policy of the Company; (b) implement the policies and procedures set forth in the Anti-Corruption Policy; and (c) use commercially reasonable efforts to cause (i) each of its independent contractors and agents to execute a certificate acknowledging receipt and compliance with the Anti-Corruption Policy and (ii) each independent contractor and agent that may have any relations with government officials or employees of state-owned enterprises, to complete the due diligence requirements set forth in the Anti-Corruption Policy.

ARTICLE VI

CONDITIONS TO THE MERGER

Section 6.1                      Conditions to Each Party's Obligation to Effect the Merger.  The respective obligations of each party to effect the Merger shall be subject to the fulfillment (or waiver by all parties) at or prior to the Effective Time of the following conditions:

(a)           The Company Stockholder Approval shall have been obtained.

(b)           No judgment, injunction, order or decree by any court or other tribunal of competent jurisdiction, or Law by any Governmental Entity having jurisdiction over any party hereto, which prohibits the consummation of the Merger shall have been entered or enacted and shall continue to be in effect.

(c)           (i) Any applicable waiting period (and any extension thereof) under the HSR Act or any applicable foreign antitrust, competition or merger control Laws shall have expired or been earlier terminated and (ii) all other clearances, consents, approvals, orders and authorizations of any Governmental Entity required to complete the Merger shall have been obtained and be in full force and effect.

Section 6.2                      Conditions to Obligation of the Company to Effect the Merger.  The obligation of the Company to effect the Merger is further subject to the fulfillment of the following conditions:

(a)           The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct in all respects (without giving effect to any materiality or Parent Material Adverse Effect qualifications contained therein) as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, (provided, however, that the representations and warranties that address matters only as of a particular date, shall be true and correct in all respects as of that date (without giving effect to any materiality or Parent Material Adverse Effect qualifications contained therein)), except for such failures to be true and correct as would not have, in the aggregate, a Parent Material Adverse Effect.

(b)           Parent shall have in all material respects performed all obligations and complied with all the agreements required by this Agreement to be performed or complied with by it prior to the Effective Time.

(c)           Parent shall have delivered to the Company a certificate, dated the Effective Time and signed by an authorized officer, certifying to the effect that the conditions set forth in Sections 6.2(a) and 6.2(b) have been satisfied.

Section 6.3                      Conditions to Obligation of Parent to Effect the Merger.  The obligation of Parent to effect the Merger is further subject to the fulfillment of the following conditions:

(a)           The representations and warranties of the Company set forth in this Agreement (other than the representations and warranties set forth in Section 3.2 (Capital Stock), Section 3.3(d) (No Violation – Indebtedness) and Sections 3.8(a)(i)(B) and 3.8(b) (Absence of Certain Changes or Events)) shall be true and correct in all respects (without giving effect to any materiality or Company Material Adverse Effect qualifications contained therein) as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, (provided, however, that the representations and warranties that address matters only as of a particular date, shall be true and correct in all respects as of that date (without giving effect to any materiality or Company Material Adverse Effect qualifications contained therein)), except for such failures to be true and correct as have not had and would not reasonably be expected to have, in the aggregate, a Company Material Adverse Effect.  The representations and warranties set forth in Section 3.2 (Capital Stock) and Section 3.3(d) (No Violation – Indebtedness) shall be true and correct in all material respects as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date (provided, however, that the representations and warranties that address matters only as of a particular date, shall be true and correct in all respects as of that date.  The representations and warranties set forth in Sections 3.8(a)(i)(B) and 3.8(b) (Absence of Certain Changes or Events) shall be true and correct in all respects as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date (provided, however, that the representations and warranties that address matters only as of a particular date, shall be true and correct in all respects as of that date).

(b)           The Company shall have in all material respects performed all obligations and complied with all the agreements required by this Agreement to be performed or complied with by it prior to the Effective Time.

(c)           The Company and its Subsidiaries shall have (i) refinanced any existing indebtedness for borrowed money with an original maturity of greater than one (1) year that matures prior to Closing with new indebtedness with a maturity greater than one (1) year and otherwise on terms consistent in all material respects, taking into account changes in market conditions, with the terms of the existing indebtedness (including, with respect to the refinancing of any Subject Arrangements, the terms of the Debt Consents); (ii) replaced or renewed any performance bond or note guarantee that has an expiration date prior to the Effective Time with a new performance bond or note guarantee, as applicable, on terms and conditions, generally consistent with the performance bond or note guarantee being replaced, taking into account changes in market conditions, in each case to the extent required under the Contract requiring the Company or its subsidiaries to provide such performance bond or note guarantee; and (iii) obtained committed working capital lines of credit in an amount no less than $25,000,000 from financial institutions and on terms and conditions reasonably satisfactory to Parent.

(d)           The Company shall have delivered to Parent a certificate, dated the Effective Time and signed by an authorized officer, certifying to the effect that the conditions set forth in Sections 6.3(a), 6.3(b) and 6.3(c) have been satisfied.

(e)           The Company shall have delivered to Parent a certificate, dated the Effective Time and signed by an authorized officer in a form reasonably acceptable to Parent for purposes of satisfying Parent's obligations under Treasury Regulation Section 1.1445-2(c)(3).

ARTICLE VII

TERMINATION

Section 7.1                      Termination or Abandonment.  Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated and abandoned at any time prior to the Effective Time, whether before or after any approval of the matters presented in connection with the Merger by the stockholders of the Company:

(a)           by the mutual written consent of the Company and Parent;

(b)          by either the Company or Parent if (i) the Effective Time shall not have occurred on or before the seven (7) month anniversary of the date hereof (the "End Date"), (ii) the party seeking to terminate this Agreement pursuant to this Section 7.1(b) shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately caused the failure to consummate the Merger on or before such date and (iii) in the case of a termination by the Company, two (2) business days shall have elapsed following the occurrence of the Company Meeting at which a vote to approve and adopt this Agreement shall have been presented to the Company’s stockholders;
(c)           by either the Company or Parent if a judgment, injunction, order or decree shall have been entered, or any applicable Law enacted, permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger and such injunction, ruling, decree or Law shall have become final and non-appealable; provided that the party seeking to terminate this Agreement pursuant to this Section 7.1(c) shall have used its reasonable best efforts to remove such injunction;

(d)           by either the Company or Parent if the Company Meeting (including any adjournments thereof) shall have concluded and the Company Stockholder Approval contemplated by this Agreement shall not have been obtained;

(e)           by the Company, if Parent shall have breached or failed to perform in any material respect any of its representations, warranties or agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 6.1 or 6.2 and (ii) cannot be cured by the End Date or, if curable, shall not have been cured within thirty (30) days following receipt by Parent of written notice of such breach or failure to perform from the Company;

(f)           by Parent, if the Company shall have breached or failed to perform in any material respect any of its representations, warranties or agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 6.1 or 6.3 and (ii) cannot be cured by the End Date or, if curable, shall not have been cured within thirty (30) days following receipt by the Company of written notice of such breach or failure to perform from Parent;

(g)           by the Company,  at any time prior to receipt of the Company Stockholder Approval, if the Company concurrently enters into a definitive agreement with respect to a Superior Proposal in accordance with, and subject to the terms and conditions of Section 5.3(d) and at least three (3) Business Days have passed since the last Notice of Recommendation Change; provided that, any such purported termination pursuant to this Section 7.1(g) shall be void and of no force or effect if the Company fails to pay the applicable termination fee in accordance with Section 7.2; and

(h)           by Parent, if the Company shall have intentionally and materially breached its obligations under Section 5.3 or Section 5.4(c) or, whether or not permitted by this Agreement, the Company shall have (i) made or resolved to make a Change in Recommendation, (ii) made or resolved to take or publicly announced its intention to take any of the actions described in Section 5.3(a)(iv) or Section 5.3(a)(v), (iii) failed to recommend against a tender or exchange offer related to an Alternative Proposal in any publicly disclosed position taken pursuant to Rules 14d-9 and 14e-2 under the Exchange Act (other than a "stop, look and listen" disclosure, (iv) recommended to the stockholders of the Company or approved any Alternative Proposal or resolved to effect the foregoing, or (v) failed to include in the Proxy Statement the Recommendation or (vi) the Special Committee and Board of Directors of the Company shall have failed to publicly reaffirm the Recommendation within ten (10) Business Days after Parent requests in writing that such recommendation be reaffirmed.

In the event of termination of this Agreement pursuant to this Section 7.1, this Agreement shall terminate (except for the Confidentiality Agreement referred to in Section 5.2 and the provisions of Sections 7.2 and 8.2 through 8.15), and there shall be no  liability for breaches prior to termination on the part of the Company, Parent or Merger Sub, except liability arising out of an intentional breach of this Agreement, in which case the aggrieved party shall be entitled to all rights and remedies available at law or in equity.

Actions taken by the Company pursuant to this Section 7.1 shall be taken by the Special Committee if then in existence.

Section 7.2                      Termination Fees.

(a)           If this Agreement is terminated by the Company pursuant to Section 7.1(g), the Company shall pay to Parent a fee equal to $8,350,000 in cash (the "Termination Fee") on the same business day as such termination by the Company.

(b)           If this Agreement is terminated by Parent pursuant to Section 7.1(h), the Company shall pay to Parent the Termination Fee no later than two (2) business days after such termination by Parent.

(c)           Notwithstanding any provision in this Agreement to the contrary, if (i) prior to the termination of this Agreement, any Alternative Proposal (substituting 50% for the 25% threshold set forth in the definition of "Alternative Proposal") (a "Qualifying Transaction") is publicly proposed, publicly disclosed or otherwise proposed to the Company, (ii) this Agreement is terminated by Parent or the Company pursuant to Section 7.1(b) or 7.1(d) or by Parent pursuant to Section 7.1(f) and (iii) concurrently with or within twelve (12) months after such termination, a Qualifying Transaction is consummated or any definitive agreement providing for a Qualifying Transaction shall have been entered into, and such Qualifying Transaction is subsequently consummated, then in any such event the Company shall pay to Parent the Termination Fee upon consummation of such Qualifying Transaction.

(d)           Upon payment of the Termination Fee in accordance with this Section 7.2, the Company shall have no further liability with respect to this Agreement or the transactions contemplated hereby to Parent or its stockholders (provided that nothing herein shall release any party from liability for intentional breach or fraud), it being understood that in no event shall the Company be required to pay the fee referred to in this Section 7.2 on more than one occasion.

(e)           Each of the parties acknowledges that the agreements contained in this Section 7.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement.  If the Company shall fail to pay the Termination Fee payable under Section 7.2 when due, the Company shall reimburse Parent for all reasonable costs and expenses actually incurred or accrued by Parent (including reasonable fees and expenses of counsel) in connection with the collection under and enforcement of this Section 7.2 together with interest on the amount of the Termination Fee from the date such payment was required to be made until the date of payment at the prime rate of Citibank N.A. in effect on the date such payment was required to be made.

(f)           Any payment made pursuant to this Section 7.2 shall be net of any amounts as may be required to be deducted or withheld therefrom under the Code or under any provision of state, local or foreign Tax Law.

ARTICLE VIII

MISCELLANEOUS

Section 8.1                      No Survival of Representations and Warranties.  None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger or the termination of this Agreement.

Section 8.2                      Expenses.  Except as set forth in Section 7.2, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated hereby shall be paid by the party incurring or required to incur such expenses, except expenses incurred in connection with the printing, filing and mailing of the Proxy Statement (including applicable SEC filing fees) and all fees paid in respect of any HSR or other regulatory filing shall be borne by Parent.

Section 8.3                      Counterparts; Effectiveness.  This Agreement may be executed in two or more consecutive counterparts (including by facsimile), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by facsimile, e-mail or otherwise) to the other parties.

Section 8.4                      Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

Section 8.5                      Jurisdiction; Enforcement; Liability.

(a)           The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the Delaware Court of Chancery, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in the United States District Court for the District of Delaware.  The parties each hereby waive (a) any defense that a remedy at law would be adequate and (b) any requirement under any Law to post a bond or other security as a prerequisite to obtaining equitable relief.  In addition, each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in the United States District Court for the District of Delaware.  Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts.  Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 8.5, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by the applicable law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter of this Agreement, may not be enforced in or by such courts.

(b)           The Company hereby agrees that specific performance shall be its sole and exclusive remedy with respect to breaches by Parent or Merger Sub or any other Person or otherwise relating to or arising out of this Agreement or the transactions contemplated by this Agreement and the Financing Commitments and that it may not seek or accept any other form of relief that may be available for breach under this Agreement or the Financing Commitments or otherwise in connection with this Agreement or the transactions contemplated hereby (including monetary damages).  Notwithstanding the foregoing, if a court of competent jurisdiction has declined to specifically enforce the obligations of Parent and Merger Sub to consummate the Merger pursuant to a claim for specific performance brought against Parent or Merger Sub pursuant to this Section 8.5 and has instead granted an award of damages for such alleged breach against Parent or any of the Financing Sources, the Company may enforce such award and accept damages for such alleged breach only if, within two (2) weeks following such award, Parent and Merger Sub are not willing to consummate the Merger in accordance with Article I of this Agreement.  In addition, the Company agrees to cause any legal action or proceeding still proceeding to be dismissed with prejudice at such time as Parent and Merger Sub consummate the Merger in accordance with Article I of this Agreement or are otherwise willing to do so.

(c)           With respect to any claim, suit, action or proceeding of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, involving any sources of debt or equity financing related to the transactions contemplated by this Agreement, together with their respective affiliates (the "Financing Sources") arising out of or relating to the transactions contemplated by this Agreement, each of the parties agrees, that (i) such claims, suits, actions or proceedings shall be brought and determined exclusively in the Delaware Court of Chancery, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in the United States District Court for the District of Delaware, and (ii) it shall not bring or permit any of its affiliates to bring or support anyone else in bringing any such claim, suit, action or proceeding in any other court.  The parties further agree that the Financing Sources shall be beneficiaries of any liability cap and all other limitations on remedies and damages in this Agreement and that the Financing Sources are express third party beneficiaries of this Section 8.5(c).

(d)           Notwithstanding anything to the contrary in this Agreement, the Company agrees that (i) the maximum aggregate liability of Parent, Merger Sub and the Financing Sources relating to or arising out of this Agreement or the transactions contemplated by this Agreement, the Financing Commitments or in respect of any other document or theory in law or equity or in respect of oral representations made or alleged to be made in connection herewith or therewith, whether in equity or at law, in contract, in tort or otherwise, shall be limited to an amount equal to the amount of the Financing Commitments, and in no event shall the Company seek to recover any damages in excess of such amount and (ii) no Person other than Parent, Merger Sub and the Financing Sources shall have any obligation to the Company relating to or arising out of this Agreement or the transactions contemplated by this Agreement, the Financing Commitments or in respect of any other document or theory in law or equity or in respect of oral representations made or alleged to be made in connection herewith or therewith, whether in equity or at law, in contract, in tort or otherwise, and that no personal liability whatsoever shall attach to, be imposed on, or otherwise be incurred by any former, current or future director, officer, Affiliate (other than Parent, Merger Sub and the Financing Sources), employee, general or limited partner, member, manager or stockholder of the Parent, Merger Sub and the Financing Sources or any of their respective successors or permitted assignees or any former, current or future director, officer, Affiliate (other than Parent, Merger Sub and the Financing Sources), employee, general or limited partner, member, manager or stockholder of any of the foregoing, as such, for any obligations of Parent, Merger Sub or the Financing Sources or any of their respective successors or permitted assignees relating to or arising out of this Agreement or the transactions contemplated by this Agreement or the Financing Commitments.

Section 8.6                      WAIVER OF JURY TRIAL.   EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT (INCLUDING ANY SUCH ACTION INVOLVING THE FINANCING SOURCES) OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

Section 8.7                      Notices.  Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile or email transmission (provided that any notice received by facsimile transmission or otherwise at the addressee's location on any business day after 5:00 p.m. (addressee's local time) shall be deemed to have been received at 9:00 a.m. (addressee's local time) on the next business day), by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

To Parent or Merger Sub:

Citigroup Venture Capital International
399 Park Avenue
New York, NY 10022
Facsimile: (212) 793-3368
Attention: Thomas Kucera
Email: thomas.kucera@citi.com

with copies to:

Cleary Gottlieb Steen & Hamilton LLP
                                                One Liberty Plaza
                                                New York, NY 10006
                                                Facsimile: (212) 225-3999
Attention: Ethan Klingsberg and Benet O'Reilly
Email: eklingsberg@cgsh.com, boreilly@cgsh.com

To the Company:

Ness Technologies, Inc.
Ness Tower, Atidim Industrial Park
P.O. Box 58152
Tel-Aviv 61580
Israel
Facsimile:  +972-3-766-6809
Attention: Ilan Rotem, Esq.
Email: Ilan.Rotem@ness.com

with copies to:

Ropes & Gray LLP
Prudential Tower
800 Boylston Street
Boston, MA 02199-3600
Facsimile:  (617) 235-0015
Attention: David C. Chapin, Esq. and Jane D. Goldstein, Esq.
Email: David.Chapin@ropesgray.com, Jane.Goldstein@ropesgray.com

and

Olshan Grundman Frome Rosenzweig & Wolosky LLP
Park Avenue Tower
65 East 55th Street
New York, NY 10022
Facsimile:  (212) 451-2222
Attention: Steve Wolosky, Esq. and Kenneth M. Silverman, Esq.
Email: SWolosky@olshanlaw.com, KSilverman@olshanlaw.com

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, emailed or hand delivered to the recipient, one (1) business day following sending by overnight delivery service, or five (5) business days following sending by certified or registered mail.  Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this paragraph; provided, however, that such notification shall only be effective on the date specified in such notice or five (5) business days after the notice is given, whichever is later.  Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

Section 8.8                      Assignment; Binding Effect.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties.  Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

Section 8.9                      Severability.  Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction.  If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

Section 8.10                   Entire Agreement; Third-Party Beneficiaries.  This Agreement (including the exhibits and schedules hereto) and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter of this Agreement and thereof and, except, (i) as provided in Section 8.5 and Section 8.6, which shall be enforceable by each Financing Source and its successors and assigns (and to which each of the foregoing is an express third party beneficiary) and (ii) after the Effective Time, for the provisions of Sections 2.1, 5.5(a) and 5.9, is not intended to and shall not confer upon any person other than the parties hereto any rights or remedies hereunder.  No representation, warranty, inducement, promise, understanding or condition not set forth in this Agreement has been made or relied upon by any of the parties hereto.

Section 8.11                   Amendments; Waivers.  At any time prior to the Effective Time, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company (acting through the Special Committee, if then in existence), Parent and Merger Sub, or in the case of a waiver, by the party against whom the waiver is to be effective; provided, however, that after receipt of Company Stockholder Approval, if any such amendment or wavier shall by applicable Law or in accordance with the rules and regulations of the Nasdaq Stock Market require further approval of the stockholders of the Company, the effectiveness of such amendment or waiver shall be subject to the approval of the stockholders of the Company.  Notwithstanding the foregoing, no failure or delay by the Company or Parent in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

Section 8.12                   Headings.  Headings of the Articles and Sections of this Agreement are for convenience of the parties only and shall be given no substantive or interpretive effect whatsoever.  The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 8.13                   Interpretation.  When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated.  Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."  The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.  Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.  Each of the parties has participated in the drafting and negotiation of this Agreement.  If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

Section 8.14                   Disclosure Schedules.  The Company Disclosure Schedules shall each be arranged in Sections corresponding to the numbered sections contained in this Agreement, and the disclosure in any section shall qualify (a) the corresponding section of this Agreement and (b) any other Section of this Agreement to the extent that it is readily apparent from a reading of such disclosure that it is applicable to such Section.  The inclusion of any information in the Company Disclosure Schedule shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has resulted in or is reasonably expected to result in a Company Material Adverse Effect or is outside the ordinary course of business.

Section 8.15                   Definitions.

(a)           References in this Agreement to "Subsidiaries" of any party shall mean any corporation, partnership, association, trust or other form of legal entity of which (i) more than 50% of the outstanding voting securities are on the date of this Agreement directly or indirectly owned by such party, or (ii) such party or any Subsidiary of such party is a general partner (excluding partnerships in which such party or any Subsidiary of such party does not have a majority of the voting interests in such partnership).  References in this Agreement (except as specifically otherwise defined) to "affiliates" shall mean, as to any person, any other person which, directly or indirectly, controls, or is controlled by, or is under common control with, such person.  As used in this definition, "control" (including, with its correlative meanings, "controlled by" and "under common control with") shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.  References in this Agreement (except as specifically otherwise defined) to "person" shall mean an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including,  a Governmental Entity, and any permitted successors and assigns of such person.  As used in this Agreement, "knowledge" means (i) with respect to Parent, the actual knowledge of the executive officers of Parent and (ii) with respect to the Company, the actual knowledge of the individuals set forth in Section 8.15 of the Company Disclosure Schedule.  As used in this Agreement, "business day" shall mean any day other than a Saturday, Sunday or a day on which the banks in New York are authorized by law or executive order to be closed.  References in this Agreement to specific laws or to specific provisions of laws shall include all rules and regulations promulgated thereunder.

(b)           Each of the following terms is defined on the page of this Agreement set forth opposite such term:

Acceptable Tail Policy	44
Action	44
Affiliate Transaction	26
affiliates	57
Agreement	1
Alternative Proposal	37, 50
Anti-Corruption Policy	46
Book-Entry Shares	5
business day	57
Cancelled Shares	3
Certificate of Merger	2
Certificates	5
CFIUS	28
Change in Recommendation	36
Closing	2
Closing Date	2
Code	5
Company	1
Company Approvals	10
Company Benefit Plans	14
Company Common Stock	3
Company Disclosure Schedule	6
Company Employees	40
Company Equity Award	9
Company Foreign Filings	11
Company Leases	21
Company Material Adverse Effect	7
Company Material Contract	22
Company Meeting	38
Company Permits	13
Company Preferred Stock	8
Company SEC Documents	11
Company Stock Option	39
Company Stock Plans	8
Company Stock-Based Award	39
Company Stockholder Approval	22
Confidentiality Agreement	35
Contract	22
control	57
controlled corporation	17
Debt Consents	11

DGCL	1
Dissenting Shares	4
distributing corporation	17
Effective Time	2
End Date	49
Environmental Law	14
ERISA	14
ERISA Affiliate	15
Exchange Act	10
Exchange Fund	5
Existing D&O Policies	44
Financing Commitments	29
Financing Sources	53
GAAP	12
Governmental Entity	10
Grants	26
Hazardous Substance	14
HSR Act	10
Incentives	18
Indemnified Party	44
Intellectual Property	20
Investment Center	10
ISA	11
Israeli Employees	19
IT Assets	21
knowledge	57
Law	13
Laws	13
Lien	11
Major Customer	23
Merger	1
Merger Consideration	3
Merger Sub	1
NASDAQ	10
New Plans	40
Notice of Recommendation Change	37
OCS	10
OFAC	13
Old Plans	40
Option and Stock-Based Consideration	39
Option Consideration	39
Option Proceeds Account	40
Ordinance	5
Parent	1
Parent Approvals	28
Parent Disclosure Schedule	27

Parent Material Adverse Effect	27
Paying Agent	4
Pension Law	15
Permitted Lien	11
person	57
Proxy Statement	17
Qualifying Transaction	50
Recommendation	10
Regulatory Law	43
Representatives	34
Restricted Shares	39
RTPA	10
Sarbanes-Oxley Act	12
SEC	11
Severance Pay Law	15
Share	3
Special Committee	1
Subsidiaries	56
Superior Proposal	37
Surviving Corporation	2
TASE	10
Tax Return	19
Taxes	18
Termination Date	31
Termination Fee	50
Trade Secrets	21

[remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

JERSEY HOLDING CORPORATION

By:	/s/ Bob Khanna
	Name:	Bob Khanna
	Title:	Director

JERSEY ACQUISITION CORPORATION

By:	/s/ Bob Khanna
	Name:	Bob Khanna
	Title:	Director

[Signature Page to Agreement and Plan of Merger]

NESS TECHNOLOGIES, INC.

By:	/s/ Sachi Gerlitz
	Name:	Sachi Gerlitz
	Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]